                                                                   Exhibit 10.46


                         RECEIVABLES PURCHASE AGREEMENT


                             dated December 26, 1997


                                     between


                             LAM RESEARCH CO., LTD.
                                    as Seller


                    BANKS AND OTHER INSTITUTIONS NAMED HEREIN
                                  as Purchasers


                        ABN AMRO BANK N.V., TOKYO BRANCH
                           as Representative Purchaser


                                       and


                             LAM RESEARCH CO., LTD.
                               as Collection Agent

TABLE OF CONTENTS


                       Part 1

                   INTERPRETATION

1.   Definitions and Interpretation . . . . . . . . .   1

                       Part 2

     GENERAL PROVISIONS FOR SALE OF RECEIVABLES

2.   Terms of Purchase. . . . . . . . . . . . . . . .  12

                       Part 3

             SALE OF INITIAL RECEIVABLES

3.   Sale and Purchase. . . . . . . . . . . . . . . .  13
4.   Consideration. . . . . . . . . . . . . . . . . .  14
5.   Initial Purchase . . . . . . . . . . . . . . . .  14

                       Part 4

           SALE OF ADDITIONAL RECEIVABLES

6.   Offers of Additional Receivables . . . . . . . .  15
7.   Acceptance of Offers . . . . . . . . . . . . . .  17
8.   Consideration. . . . . . . . . . . . . . . . . .  17
9.   Assignment of Accepted Receivables . . . . . . .  17

                       Part 5

             ADJUSTMENT OF CONSIDERATION

10.  Adjustment due to Reduction of Face Value. . . .  18

                       Part 6

      REPRESENTATIONS, WARRANTIES AND COVENANTS

11.  Representations and Warranties . . . . . . . . .  19
12.  Financial Information. . . . . . . . . . . . . .  19
13.  Seller's Covenants . . . . . . . . . . . . . . .  20
14.  Purchasers' Covenants. . . . . . . . . . . . . .  23
15.  Seller's Indemnity . . . . . . . . . . . . . . .  23

                       Part 7

              REPURCHASE OF RECEIVABLES

16.  Repurchase of Receivables. . . . . . . . . . . .  25

                       Part 8

            INDEMNITY FOR FUNDING LOSSES

17. Indemnity by the Seller for Funding Losses . . . 29

                       Part 9

              COLLECTION OF RECEIVABLES

18.  Appointment of Collection Agent. . . . . . . . .  30
19.  Collection of Receivables; Payment of
     Purchasers' Yield. . . . . . . . . . . . . . . .  31
20.  Cost, Expenses and Remuneration. . . . . . . . .  34
21.  Removal or Termination of Collection Agent . . .  35

                       Part 10

                      PAYMENTS

22.  Currency of Account and Payment. . . . . . . . .  36
23.  Payments by the Seller or the Collection Agent .  37
24.  Payments by each Purchaser . . . . . . . . . . .  37

                       Part 11

                        TAXES

25.  Taxes. . . . . . . . . . . . . . . . . . . . . .  38

                       Part 12

                     TERMINATION

26.  Consequence of a Termination Event . . . . . . .  39

                       Part 13

              REPRESENTATIVE PURCHASER

27.  Representative Purchaser . . . . . . . . . . . .  40

                       Part 14

                    MISCELLANEOUS

28.  Default Interest and Indemnity . . . . . . . . .  44
29.  Fees, Costs and Expenses and Stamp Duty. . . . .  44
30.  Benefit of Agreement . . . . . . . . . . . . . .  45
31.  Remedies and Waivers . . . . . . . . . . . . . .  47
32.  Partial Invalidity . . . . . . . . . . . . . . .  47
33.  Counterparts . . . . . . . . . . . . . . . . . .  47
34.  Notices. . . . . . . . . . . . . . . . . . . . .  47
35.  Prior Understandings . . . . . . . . . . . . . .  48
36.  Pro Rata Sharing . . . . . . . . . . . . . . . .  49

                       Part 15

                LAW AND JURISDICTION

37.  Governing Law. . . . . . . . . . . . . . . . . .  49
38.  Jurisdiction . . . . . . . . . . . . . . . . . .  49

EXHIBIT I
     PURCHASER'S COMMITMENTS

THE FIRST SCHEDULE
     Description of Initial Receivables

THE SECOND SCHEDULE
     Part 1 : Conditions Precedent to the Initial Purchase
     Part 2 : Conditions Precedent to Subsequent Purchases

THE THIRD SCHEDULE
     Part 1 - Form of Seller Assignment of Initial
              Receivables
     Part 2 - Form of Offer
     Part 3 - Form of Seller Assignment of Accepted
              Receivable
     Part 4 - Form of Reassignment of Receivables

THE FOURTH SCHEDULE
     Part 1 : Eligible Buyers
     Part 2 : Eligible Receivables

THE FIFTH SCHEDULE
     Termination Events

THE SIXTH SCHEDULE
     Part 1 : Representations as to Matters of Law
     Part 2 : Representations as to Matters of Fact
     Part 3 : Representations relating to Receivables

THE SEVENTH SCHEDULE
     Covenants and Undertakings of the Collection Agent

THE EIGHTH SCHEDULE
     Form of Guaranty

THE NINTH SCHEDULE
     Part 1:   Form of Opinion of Nagashima & Ohno
     Part 2:   Form of Opinion of Jan J. Kang

THE TENTH SCHEDULE
     Form of Transfer Certificate

THIS RECEIVABLES PURCHASE AGREEMENT is made the 26th day of December, 1997

BETWEEN:

(1) LAM RESEARCH CO., LTD., a Japanese corporation having its registered office at 1-1-10, Oyama, Sagamihara-shi, Kanagawa Prefecture, Japan as seller of receivables (in such capacity the "Seller");

(2) BANKS AND OTHER INSTITUTIONS NAMED IN EXHIBIT I HERETO as purchasers (collectively the "Purchasers" and each a "Purchaser");

(3) ABN AMRO BANK N.V. acting through its TOKYO BRANCH, a branch licensed in Japan and having its registered office at Shiroyama JT Mori Building, 4-3-1, Toranomon, Minatoku, Tokyo 105, Japan as representative of the Purchasers (in such capacity the "Representative Purchaser"); and

(4) LAM RESEARCH CO., LTD., a Japanese corporation having its registered office at 1-1-10, Oyama, Sagamihara-shi, Kanagawa Prefecture, Japan as collection agent in relation to receivables (in such capacity the "Collection Agent").

WHEREAS:

(A) The Seller and the Purchasers have agreed, on the terms and subject to the conditions hereof, that the Seller will sell to the Purchasers certain receivables which have arisen, or will arise, out of the sales by the Seller of certain equipment.

(B) The Collection Agent has agreed, upon the terms and subject to the conditions hereof, to act as the agent of the Purchasers in connection with the collection of receivables from time to time assigned to the Purchasers in accordance with the terms hereof.

IT IS HEREBY AGREED as follows:-


                                     Part 1

                                 INTERPRETATION

1.   Definitions and Interpretation

1.1 In this Agreement and in the Exhibit and Schedules, unless otherwise defined therein or unless the context otherwise requires, the following terms shall have the following meanings:-

     "A-rated Buyer" means a Buyer who is given and maintains a rating in respect of its long-term unsecured and unsubordinated debt being "A" or higher by any of Standard & Poor's Corporation, Moody's Investors Service Inc. or Japan Bond Research Institute;

     "Acceptance" means, in relation to Equipment, the acceptance by the Buyer of such Equipment which, in accordance with the relevant Sales Agreement, renders the obligation of such Buyer to pay the Face Value of the Purchased Receivable arising out of the sale of such Equipment unconditional (only subject to the lapse of the credit period agreed between the Seller and such Buyer);

     "Accepted Receivables" has the meaning set out in Clause
     7.2;

     "Additional Receivables" means Receivables other than the Initial Receivables;

     "Additional Sales Agreement" means the Sales Agreement relating to the Additional Receivables;

     "Alternate Rate" applicable to a Purchased Receivable in respect of each Fixed Period means the rate per annum, expressed as a decimal, equal to the sum of (i) such rate as shall be mutually agreed upon among the Seller and the Purchasers and (ii) the Applicable Margin;

     "Applicable Margin" means (a) in the case of a Purchased Receivable which is a Post-Acceptance Receivable as of two (2) Business Days prior to the first day of the relevant Fixed Period, 0.45 percent per annum, and (b) in the case of a Purchased Receivable which is not a Post-Acceptance Receivables as of two (2) Business Days prior to the first day of the relevant Fixed Period, 0.90 percent per annum;

     "Assignments" means, collectively, any Seller Assignment and the Syndicate Assignment relating thereto;

     "Available Receivables" has the meaning set out in Clause 6.2(i);

     "Business Day" means a day, other than a Saturday, Sunday or legal holiday, on which banks are open for business in Tokyo;

     "Buyer Insolvency Event" means, in relation to any Buyer, its winding-up or dissolution or the judgment or declaration of insolvency or bankruptcy or the appointment of an administrator, trustee, liquidator, sequestrator or similar official over it or any of its reserves or assets, the filing of a petition in relation to any of the foregoing or the commencement of any analogous proceedings in relation thereto, and, in the case of such filing made by any third party against it, such filing (i) having resulted in a judgment or declaration of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or dissolution or (ii) having not been dismissed, discharged, stayed or restrained within sixty (60) days;

     "Buyers" means buyers of the Equipment from the Seller;

     "Collection Account" means the account specified in Clause 19.2;

     "Collections" means all payments by or on behalf of Buyers received in respect of the Receivables, whether in the form of cash, electronic money transfer or any other form of payment (including, but not limited to, the payment by means of collection of the obligations represented by the P/N) in accordance with a Sales Agreement in effect from time to time;

     "Confirmation to Issue P/N's" means a written confirmation duly executed by the relevant Buyer and delivered to the Seller of the issuance of the P/N's in relation to the Receivables which may arise out of the relevant Sales Agreement, subject to (but promptly upon, only subject to the applicable terms of the relevant Sales Agreement) the Acceptance or the Partial Acceptance of the relevant Equipment, such confirmation being in a form and substance reasonably satisfactory to the Representative Purchaser;

     "Debt" of any person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,
     (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such person as lessee which are capitalized in accordance with the generally accepted accounting principles, (v) all Debt secured by an encumbrance on any asset of such person, whether or not such Debt is otherwise an obligation of such person,
     (vi) all Debt of others guaranteed by such person and (vii) all off-balance sheet indebtedness of such person;

     "Deposit" means, in relation to a Purchased Receivable, the amount, if any, which has been or will have been as of the relevant Purchase Date paid to or deposited with the Seller by the relevant Buyer by way of deposit or downpayment (however it is called) for the purchase of the relevant Equipment;

     "Designated Portion" has the meaning set out in Clause 2.1;

     "Disapplication of Prohibition of Assignment" means a written consent duly executed by the relevant Buyer to the disapplication of prohibition of the assignment by the Seller of the Receivables arising out of the relevant Sales Agreement, such consent being in a form and substance reasonably satisfactory to the Representative Purchaser;

     "Eligible Buyers" has the meaning set out in Part 1 of the Fourth Schedule;

     "Eligible Receivables" has the meaning set out in Part 2 of the Fourth Schedule;

     "Equipment" means semiconductor capital equipment sold by the Seller in the ordinary course of its business;

     "Existing Agreement" means a Receivables Purchase Agreement dated June 22, 1995 (as amended from time to time) between Lam Research Co., Ltd. as seller, ABN AMRO Bank N.V., acting through its Tokyo Branch as purchaser and Lam Research Co., Ltd. as collection agent;

     "Face Value" means, in relation to a Purchased Receivable, the amount in Yen which is to be payable pursuant to the Sales Agreement in respect of such Purchased Receivable (less the Deposit, if any, in relation to such Purchased Receivable), which shall be specified in the Seller Assignment relating to such Purchased Receivables;

     "Fixed Period" means, with respect to each purchase hereunder, the period commencing on and including the relevant Purchase Date and ending on but excluding the next succeeding Settlement Date and each successive period thereafter commencing on and including the last preceding Settlement Date and ending on but excluding the next succeeding Settlement Date;

     "Guaranty" means a guaranty of the Guarantor substantially in the form of the Eighth Schedule;

     "Guarantor" means Lam Research Corporation, a Delaware corporation;

     "Indemnified Amounts" has the meaning set out in Clause 15.1;

     "Initial Purchase Date" means December 26, 1997 or such later date as the parties hereto may agree;

     "Initial Receivables" means those Receivables, being the Eligible Receivables, particulars of which are set out in the First Schedule;

     "Initial Sales Agreements" means the Sales Agreements relating to the Initial Receivables;

     "Insolvency Event" means, in relation to any party hereto its winding-up or dissolution or the judgment or declaration of insolvency or bankruptcy or the appointment of an administrator, trustee, liquidator, sequestrator or similar official over it or any of its reserves or assets, the filing of a petition in relation to any of the foregoing or the commencement of any analogous proceedings in relation thereto, and, in the case of such filing made by any third party against it, such filing (i) having resulted in a judgment or declaration of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or dissolution or (ii) having not been dismissed, discharged, stayed or restrained within ninety (90) days with respect to the Seller and thirty
     (30) days with respect to the Guarantor;

     "LIBOR" applicable to a Purchased Receivable means the rate for deposits in Yen for a period of one month which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days (which means a day on which commercial banks are open for business (including dealing in foreign exchange and foreign currency deposits) in London) preceding the first day of the relevant Fixed Period, provided that if such rate does not appear on the Telerate Page 3750, "LIBOR" shall mean the arithmetic mean of the rates, expressed as a decimal, quoted to ABN AMRO Bank N.V. at such time on such day by two or more major banks in the London interbank market selected in good faith by ABN AMRO Bank N.V. as a rate per annum at which such deposit, for such period commencing on such first day and in such amount that ABN AMRO Bank N.V. reasonably determines is representative for a single transaction in such market on such day, is offered;

     "LIBOR Based Rate" applicable to a Purchased Receivable in respect of each Fixed Period means the rate per annum, expressed as a decimal, equal to the sum of (i) the LIBOR applicable to such Purchased Receivable and (ii) the Applicable Margin;

     "Majority Purchasers" means at any time Purchasers holding in excess of sixty-six percent (66%) of the aggregate unpaid Face Value of the Purchased Receivables, or if no Purchased Receivables are at the time outstanding, Purchasers having in excess of sixty-six percent (66%) of the Total Purchase Commitments;

     "Material Adverse Effect" means in relation to any matter, event or circumstance concerning the Seller, the Guarantor or the Collection Agent (insofar as Lam Research Co., Ltd. is the Collection Agent), a likely material adverse effect on the ability of the person concerned to perform its obligations under this Agreement, the Guaranty, the Assignment or any of the other Transaction Documents;

     "Non-Eligible Buyers" means the Buyers other than the Eligible Buyers;

     "Offer" means any offer made by the Seller to sell and assign Additional Receivables to the Purchaser in accordance with Clause 6;

     "Original Financial Statements of the Seller" means the audited financial statements of the Seller for the financial year ended June 30, 1997;

     "Original Financial Statements of the Guarantor" means the audited financial statements of the Guarantor for the financial year ended June 30, 1997;

     "Paid Amount" in relation to a Purchased Receivable means the amount which has been paid to the Representative Purchaser for the account of the Purchasers through the Collection Account on account of such Purchased Receivable pursuant to Clause 19.4(a) or collected by the Representative Purchaser by means of collection of the obligations represented by the P/N pursuant to Clause 19.3, as the case may be, or otherwise paid to the Purchasers in accordance with this Agreement, in each case in immediately available funds;

     "Partial Acceptance" means, in relation to Equipment, such acceptance of the Buyer of such Equipment as renders the obligation of such Buyer to pay the Revised Face Value of the Purchased Receivable arising out of the sale of such Equipment unconditional (only subject to the lapse of credit period agreed between the Seller and the Buyer);

     "Perfection Document" means, in relation to a Purchased Receivable, a written consent duly executed by the relevant Buyer, or a written notice to the relevant Buyer duly executed by the Seller, detailing the assignment by the Seller to the Representative Purchaser of such Purchased Receivable pursuant to the relevant Seller Assignment, such consent or notice being in the form of a document duly date-stamped (kakutei hizuke) by a notary public or through contents certified mail (naiyo shomei yubin) with delivery certification (haitatsu shomei) by post office or otherwise in any case in accordance with Article 467(1) and (2) of the Civil Code (Min Po) of Japan (Law No.89 of 1896, as amended) and in a form and substance reasonably satisfactory to the Representative Purchaser. In addition, "Perfection Documents" includes any other document, certificate, statement or instrument for the perfection of the assignment of accounts receivable pursuant to any provisions of Japanese law that may be promulgated after the date hereof;

     "P/N" means, in relation to a Receivable, a promissory note (yakusoku tegata) duly issued by the relevant Buyer in accordance with the Law on Bills of Exchange and Promissory Notes (Tegata Ho) of Japan (Law No.20 of 1932, as amended) for the payment of such Receivable, which shall be assignable;

     "P/N Account" means the account specified in Clause 19.3;

     "Post-Acceptance Receivables" means Eligible Receivables with respect to which (x) the Acceptance of the Equipment in relation to such Receivables has occurred, (y) the conditions precedent set out in Paragraph 2(a) of
     Part 1 or Part 2, as the case may be, of the Second Schedule have been satisfied and the Scheduled Receivables Due Date has been determined, or, as the case may be, the P/N in relation to such Receivables has been issued by the relevant Buyer to the Seller and endorsed without recourse by the Seller to the Representative Purchaser for the ratable benefit of the Purchasers, and (z) the relevant Buyer is an A-rated Buyer. For the purpose of item (x) of the definition of "Post-Acceptance Receivables", the Partial Acceptance shall be deemed the Acceptance to the extent relating to the Revised Face Value of the relevant Receivable;

     "Potential Termination Event" means any event or circumstances which, if it continued after the giving of any notice and/or the expiry of any grace period, would become a Termination Event;

     "Proposed Acceptance Date" means, in relation to each Purchased Receivable, the date which is agreed upon between the Seller and the Representative Purchaser in the relevant Seller Assignment as a date on which the Acceptance of the Equipment relating to such Purchased Receivable is likely to occur, but shall in no event be later than the date which is two hundred seventy (270) days after the date of Shipment of such Equipment;

     "Proposed Acceptance Period" means, in relation to each Purchased Receivable, a period commencing on the relevant Purchase Date and ending on the Proposed Acceptance Date for such Purchased Receivable;

     "Proposed Credit Period" means, in relation to each Purchased Receivable, the period which is agreed upon, based on the payment terms provided for in the Purchase Order for the Equipment relating to such Purchased Receivable, between the Seller and the Representative Purchaser in the relevant Seller Assignment as a period commencing on the date immediately following the date of Acceptance of such Equipment and ending on the date on which such Purchased Receivable is due to be paid by the relevant Buyer, but shall in no event be longer than two hundred twenty-five (225) days;

     "Proposed Receivables Due Date" means, in relation to each Purchased Receivable, the date which is specified in the relevant Seller Assignment as the last day of the Proposed Receivables Period for such Purchased Receivable;

     "Proposed Receivables Period" means, in relation to each Purchased Receivable, the period commencing on the first day of the Proposed Acceptance Period and ending on the last day of the Proposed Credit Period for such Purchased Receivable;

     "Purchase Commitment" means, (subject to the third sentence of Clause 2.1) with respect to each Purchaser, the amount set forth opposite such Purchaser's name under the caption "Commitment" in Exhibit I attached hereto (together being equal to the Total Purchase Commitments), as may be cancelled from time to time as a whole or in part pursuant to Clause 2.1;

     "Purchase Commitment Period" means the period from and including the Initial Purchase Date up to and including a day which is the second (2nd) anniversary of the date hereof;

     "Purchase Dates" means the Initial Purchase Date and the Subsequent Purchase Dates;

     "Purchase Order" means, in relation to Equipment, the purchase order (or its equivalent regardless of whether it is titled as such) for such Equipment duly executed and delivered to the Seller by the Buyer of such

     Equipment, which shall detail the description and the ordered quantity of, and the payment terms for, such Equipment;

     "Purchase Price" has the meaning set out in Clause 4.1 or 8.1, as the case may be;

     "Purchased Receivables" means all of those Initial Receivables and Accepted Receivables which have actually been purchased by the Purchaser in accordance with Clause 5 or 9, as the case may be, other than Receivables which have been repurchased by the Seller pursuant to this Agreement;

     "Receivables" means all amounts owed by Buyers to the Seller pursuant to the Sales Agreements;

     "Records" means all Sales Agreements, contracts, other documents, books, records and other information maintained by the Seller (in that capacity and as Collection Agent) with respect to the Purchased Receivables;

     "Reduced Amount" means, in relation to a Purchased Receivable, the amount (if any) in Yen equal to the Face Value minus the Revised Face Value of such Purchased Receivable;

     "Related Security" means in relation to any Purchased Receivable (i) all of the Seller's interest, if any, in the Equipment (including returned Equipment, if any), the sale of which by the Seller gave rise to such Purchased Receivables, (ii) all other encumbrance, if any, purporting to secure payment of such Purchased Receivable, whether pursuant to the Sales Agreement relating to such Purchased Receivable or otherwise and (iii) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Purchased Receivable whether pursuant to the Sales Agreement relating to such Purchased Receivable or otherwise;

     "Revised Face Value" means, in relation to a Purchased Receivable, the amount in Yen less than the Face Value of such Purchased Receivable which has been agreed upon between the Seller and the relevant Buyer as an amount payable as a purchase price of the Equipment relating to such Purchased Receivable (less the Deposit, if any, in relation to such Purchased Receivable) following the performance test of such Equipment;

     "Sales Agreement" means the agreement (whether in writing or oral) between the Seller and the Buyer with respect to a sale of Equipment (including the Purchase Order) governing the terms and conditions of such sale (including all the agreements, instruments and any other documents relating or ancillary thereto), as such agreement may be amended or modified from time to time;

     "Scheduled Receivables Due Date" means, in relation to each Purchased Receivable, the date on which the Face

     Value or the Revised Face Value, as the case may be, of such Purchased Receivable will be unconditionally due and payable by such Buyer pursuant to the terms of the relevant Sales Agreement;

     "Seller Assignment" means, in relation to the sale of each Initial Receivables, an assignment substantially in the form set out in Part 1 of the Third Schedule or, in relation to the sale of each Accepted Receivable, an assignment substantially in the form of Part 3 of the Third Schedule;

     "Settlement Date" means the fourth Friday of each calendar month, provided that if such day is not a Business Day, the Settlement Date shall be the immediately preceding Business Day;

     "Shipment" means, in relation to any Equipment, the shipment by the Seller of such Equipment in accordance with the relevant Sales Agreement, the occurrence and the date of which shall be certified by the Seller to the reasonable satisfaction of the Representative Purchaser;

     "Subsequent Purchase Date" means each such date as agreed upon between the Seller and the Purchaser in accordance with Clause 7 as a date on which an Accepted Receivable is to be assigned to the Purchaser pursuant to Clause 9, which must be a Settlement Date and must not be a date later than the last day of the Purchase Commitment Period;

     "Syndicate Assignment" means, in relation to each Initial (or Accepted) Receivable assigned by the Seller to the Representative Purchaser pursuant to the Seller Assignment, an assignment by the Representative Purchaser to each Purchaser (other than the Representative Purchaser) according to its Designated Portion of such Initial (or Accepted) Receivable with the Representative Purchaser's Designated Portion thereof retained by itself, as evidenced by a notice (in form and substance deemed appropriate by the Representative Purchaser) sent by the Representative Purchaser to each such Purchaser, accompanied by a copy of the relevant Seller Assignment;

     "Termination" has the meaning set out in Clause 26.1;

     "Termination Event" has the meaning ascribed to it in the Fifth Schedule;

     "TIBOR" applicable to a Purchased Receivable means (i) the average rate at which deposits in Yen are offered to all banks for a period of one month (or a period most comparable to that period) calculated in accordance with Reuter Screen TIBM page or, if that page is no longer published, its successor or equivalent in respect of a deposit for that period (or a period most comparable to that period) at or about 11:00 a.m., Tokyo time, on the date falling two Business Days prior to the first day of the relevant Fixed Period, or (ii) if no such rate is quoted, the rate which a major Japanese city bank selected by ABN AMRO Bank N.V. in its discretion was offering deposits to prime banks in the Tokyo interbank market for that period (or a period most comparable to that period) at or about 11:00 a.m., Tokyo time, on the date falling two Business Days prior to the first day of the relevant Fixed Period;

     "TIBOR Based Rate" applicable to a Purchased Receivable in respect of each Fixed Period means the rate, expressed as a decimal, equal to the sum of
     (i) the TIBOR applicable to such Purchased Receivable and (ii) the Applicable Margin;

     "Total Purchase Commitments" means, subject to the third sentence of Clause 2.1, Six Billion Yen (yen6,000,000,000), as may be cancelled from time to time as a whole or in part pursuant to Clause 2.1;

     "Transaction Documents" means any agreement or document entered into pursuant to this Agreement or in connection with this Agreement or the transactions contemplated hereby;

     "Transfer Certificate" means a transfer certificate executed by a transferor Purchaser and a transferee substantially in the form of the Tenth Schedule;

     "Yen" and the sign "yen" denote lawful currency of Japan; and

     "Yield Rate" applicable to a Purchased Receivable in respect of each Fixed Period means either of (i) the LIBOR Based Rate, (ii) the TIBOR Based Rate or (iii) the Alternate Rate, as selected or deemed to be selected by the Seller in accordance with Clause 19.5.

1.2       In this Agreement:

     a "Clause", "Part", "Recital", "Exhibit" or "Schedule" is, subject to any contrary indication, a reference to a clause or part hereof or a recital, exhibit or schedule hereto;

     an "encumbrance" shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

     a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

     "stamp duty" shall be construed as a reference to any stamp, registration or to the transaction or documentary tax (including, without limitation any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

     "tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

     the "rehabilitation", "bankruptcy", "dissolution", "insolvency", "liquidation", "receivership" or "winding-up" of any person shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such person carries on business.

1.3 Save where the contrary is indicated, any reference in this Agreement to:

     (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement, or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

     (ii) a statute shall be construed as a reference to such statute as same may have been, or may from time to time be, amended or re-enacted; and

     (iii) a time of day (including opening and closing of business) shall be construed as a reference to Tokyo time.

1.4 Clause, Part, Exhibit and Schedule headings are for ease of reference only.


                                     Part 2

                   GENERAL PROVISIONS FOR SALE OF RECEIVABLES

2.   Terms of Purchase

2.1 On the terms and conditions hereinafter set forth, the Seller agrees to sell, and each Purchaser severally agrees to purchase in the proportion of the Face Value as its Purchase Commitment bears to the Total Purchase Commitments ("Designated Portion"), the Receivables, which must be Eligible Receivables, from time to time during the Purchase Commitment Period. Such purchase shall be made by the Seller selling the entire Receivables to the Representative Purchaser and thereupon by the Representative Purchaser reselling such Receivables to each Purchaser (other than the Representative Purchaser) according to its Designated Portion with the Representative Purchaser's Designated Portion of such Receivables retained by itself. For the purposes of this Agreement, so long as any "Purchased Receivables" that have been purchased by ABN AMRO Bank N.V., Tokyo Branch under the Existing Agreement are outstanding and remain unpaid, the Total Purchase Commitments shall mean Six Billion Yen (yen6,000,000,000) less the aggregate sum of the "Purchase Price" (as defined in the Existing Agreement) of such

"Purchased Receivables" and the Purchase Commitment of each Purchaser shall be ratably reduced. Under no circumstances shall any Purchaser make any purchase of a Receivable if, after giving effect to such purchase, its pro rata share of the aggregate sum of the Purchase Price of the Purchased Receivables, the Collections of which have not been received by such Purchaser through the Representative Purchaser, would exceed its Purchase Commitment. The Seller may cancel the Total Purchase Commitments, or any part of it which is Fifty Million Yen (yen50,000,000) or a whole multiple of that amount, without premium or penalty at any time before the last day of the Purchase Commitment Period by giving to the Representative Purchaser not less than three (3) Business Days' notice of the date and amount of the cancellation. If the Total Purchase Commitments are partially cancelled, the Purchase Commitment of each Purchaser shall be ratably reduced, provided that such cancellation shall not affect the rights and obligations of the parties hereto with respect to the Purchased Receivables as of such date of cancellation.

2.2 The sale referred to in Parts 3 and 4 does not constitute and is not intended to result in the creation or assumption by any Purchaser or the Representative Purchaser of any obligation of the Seller or any other person in connection with the Receivables or the Sales Agreements, or under any other agreement or instrument relating thereto.

2.3 For purposes of this Agreement, if as of the relevant Purchase Date a Purchased Receivable is, in accordance with the Sales Agreement for the Equipment in relation to such Purchased Receivable, to be payable by the relevant Buyer in two or more installments, each amount owed by such Buyer payable in each such installment shall be deemed and treated as if each such amount were a separate and distinct Purchased Receivable.


                            Part 3

                  SALE OF INITIAL RECEIVABLES

3.   Sale and Purchase

3.1 Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell on the Initial Purchase Date, and each Purchaser severally agrees to, according to its Designated Portion, join with the other Purchasers in the purchase on such date of, all of the Seller's right, title and interest in, to and under the Initial Receivables including for the avoidance of doubt:-

     (i)       the right to receive all Collections in respect thereof; and

     (ii) all Related Security with respect to the Initial Receivables and all proceeds thereof (for the avoidance of doubt, it being agreed and understood that title to the underlying Equipment that is reserved to the Seller prior to the Acceptance under the Sales Agreement shall be assigned to the Representative

               Purchaser for the ratable benefit of the Purchasers to secure the obligations of the Seller under Clause 10 and Clause 16 hereof).

Such purchase of the Initial Receivables will be made as stated in the second sentence of Clause 2.1.

3.2 The sale and purchase of each of the Initial Receivables referred to in Clause 3.1 shall be effected by a Seller Assignment substantially in the form set out in Part 1 of the Third Schedule and by the Syndicate Assignment relating thereto.

4.   Consideration

4.1 Subject to the adjustment as provided for in Clause 10, the consideration payable by each Purchaser for the sale and purchase of each of the Initial Receivables shall be an amount in Yen equal to its Designated Portion of the Face Value in relation to such Initial Receivable (the "Purchase Price"). The Purchase Price shall be payable in accordance with Clause 5.1.

5.   Initial Purchase

5.1 Completion of the sale and purchase contemplated by Clause 3.1 shall take place on the Initial Purchase Date (subject to the satisfaction of the conditions precedent set out in Part 1 of the Second Schedule, any of which may (if requested by the Seller not less than twenty (20) Business Days before the Initial Purchase Date) be waived by the Representative Purchaser with the consent of all the Purchasers), whereupon:

     (i) the Seller shall assign to the Representative Purchaser, for resale to the Purchasers, each of the Initial Receivables by the Seller and the Representative Purchaser executing and delivering to the other the Seller Assignment in relation to such Initial Receivables;

     (ii) thereupon the Representative Purchaser shall reassign to the Purchasers (other than the Representative Purchaser) their respective Designated Portion of such Initial Receivables by the Representative Purchaser delivering to each such Purchaser the Syndicate Assignment in relation to such Initial Receivables;

     (iii) the Seller shall deliver the Initial Sales Agreements to the Representative Purchaser, which will keep the same on behalf of the Purchasers, copies of which shall then be delivered to each Purchaser (other than the Representative Purchaser);

     (iv) if the P/N in relation to an Initial Receivable has been issued by the Buyer in favor of the Seller, the Seller shall make endorsement without recourse (mutanpo uragaki) on such P/N in favor of the Representative Purchaser, for the ratable benefit of the Purchasers, and deliver such P/N to the Representative Purchaser; and

     (v) each Purchaser shall through the Representative Purchaser pay its Designated Portion of the aggregate Purchase Price of the Initial Receivables to the Seller in accordance with Clause 24.1.


                                     Part 4

                         SALE OF ADDITIONAL RECEIVABLES

6.   Offers of Additional Receivables

6.1 The Seller may invite each Purchaser through the Representative Purchaser to take an assignment of Additional Receivables, which must be Eligible Receivables, at any time during the Purchase Commitment Period by delivering to the Representative Purchaser not less than five (5) Business Days before the proposed date of assignment an Offer substantially in the form set out in Part 2 of the Third Schedule. Notwithstanding the foregoing, in the case of a sale of an Additional Receivable in respect of which the Buyer is not an A-rated Buyer at the time the Offer is made, such Offer shall be delivered to the Representative Purchaser not less than fifteen (15) Business Days before the proposed date of assignment.

6.2 Each Offer delivered by the Seller pursuant to Clause 6.1 shall:

     (i) constitute an offer by the Seller to sell and assign on the proposed date of assignment to the Representative Purchaser (by way of outright sale and not merely by way of security), for resale to the Purchasers, of all of the Seller's right, title and interest in and to an Additional Receivable to which such Offer relates (the "Available Receivable"), including for the avoidance of doubt:

               (a)  the right to receive all Collections in respect thereof; and

               (b) all Related Security with respect to such Available Receivable and all proceeds thereof (for the avoidance of doubt, it being agreed and understood that title to the underlying Equipment that is reserved to the Seller prior to the Acceptance under the Sales Agreement shall be assigned to the Representative Purchaser for the ratable benefit of the Purchasers to secure the obligations of the Seller under Clause 10 and Clause 16 hereof);

     (ii)      specify in relation to the Available Receivable:

               (a)  the name of the Buyer who owes the Available Receivable;

               (b)  the Face Value thereof;

               (c) description of the Equipment sold in relation to the Available Receivable;

               (d) the date of the Purchase Order relating to the Available Receivable;

               (e) the proposed date of assignment, which must be a Settlement Date and must not be a date later than the last day of the Purchase Commitment Period;

               (f) the payment terms as provided for in the Purchase Order relating to the Available
                    Receivable;

               (g) the date of Shipment of the Equipment relating to the Available Receivable;

               (h) (in the case of the Available Receivable in respect of which the Acceptance of the Equipment has taken place) the date of Acceptance, whether it qualifies as a Post-Acceptance Receivable, the rating of the relevant Buyer and the Scheduled Receivables Due Date;

               (i) (in the case of the Available Receivable in respect of which the Acceptance of the Equipment has not taken place) the date and the period which the Seller proposes as the Proposed Acceptance Date and the Proposed Credit Period, respectively, for the Available Receivable; and
               (j) whether a P/N in relation to the Available Receivable has been or is to be issued by the Buyer; and

     (iii) be accompanied by a copy of the Sales Agreement relating to the Available Receivable.

6.3 Each Available Receivable will, if accepted pursuant to Clause 7, be purchased as stated in the second sentence of Clause 2.1.

6.4 The Seller shall disclose to each Purchaser through the Representative Purchaser such documents or other information as such Purchaser may reasonably request to enable it to determine whether an Available Receivable is an Eligible Receivable.

7.   Acceptance of Offers

7.1 The Representative Purchaser shall with the consent of all the Purchasers and on behalf of each Purchaser accept any Offer of the Available Receivable which is an Eligible

Receivable made by the Seller pursuant to Clause 6. Each Purchaser hereby authorizes the Representative Purchaser to accept such Offer on its behalf (an "Accepted Offer"). Each Accepted Offer shall be irrevocable and binding upon the Purchasers.

7.2 The Representative Purchaser shall notify the Seller in accordance with Clause 34 and shall also notify each Purchaser of such Accepted Offer. Each Available Receivable to which such Accepted Offer relates shall become an "Accepted Receivable". The Representative Purchaser shall confirm the Applicable Margin for each Accepted Receivable to the Seller and the Purchasers.

8.   Consideration

8.1 Subject to the adjustment as provided for in Clause 10, the consideration payable by each Purchaser for sale and purchase of an Accepted Receivable shall be an amount in Yen equal to its Designated Portion of the Face Value in relation to such Accepted Receivable (the "Purchase Price"). The Purchase Price shall be payable in accordance with Clause 9.1.

9.   Assignment of Accepted Receivables

9.1 If the Available Receivable has become the Accepted Receivable in accordance with Clause 7.2, completion of the sale and purchase of an Accepted Receivable shall take place on the Subsequent Purchase Date for such Accepted Receivable (subject to the satisfaction of the conditions precedent set out in Part 2 of the Second Schedule, any of which may (if requested by the Seller not less than twenty (20) Business Days before the Subsequent Purchase Date for such Accepted Receivable) be waived by the Representative Purchaser with the consent of all the Purchasers), whereupon:

     (i) the Seller shall assign to the Representative Purchaser, for resale to the Purchasers, such Accepted Receivable by the Seller and the Representative Purchaser executing and delivering to the other a Seller Assignment in relation to such Accepted Receivable;

     (ii) thereupon the Representative Purchaser shall reassign to the Purchasers (other than the Representative Purchaser) their respective Designated Portion of such Accepted Receivable by the Representative Purchaser delivering to each such Purchaser a Syndicate Assignment;

     (iii) the Seller shall deliver to the Representative Purchaser the Additional Sales Agreement to which such Accepted Receivable relates (it being understood that the Representative Purchaser shall keep such Additional Sales Agreement on behalf of the Purchasers), a copy of which shall then be delivered to each Purchaser (other than the Representative Purchaser);

     (iv) if the P/N in relation to such Accepted Receivable has been issued by the Buyer in favor of the Seller, the Seller shall make endorsement without recourse (mutanpo uragaki) on such P/N in favor of the Representative Purchaser, for the ratable benefit of the Purchasers, and deliver such P/N to the Representative Purchaser; and

     (v) each Purchaser shall through the Representative Purchaser make a payment of the Purchase Price of such Accepted Receivable in accordance with Clause 24.1.


                                     Part 5

                           ADJUSTMENT OF CONSIDERATION

10.  Adjustment due to Reduction of Face Value

10.1 On the earlier of the fifth (5th) Business Day after the date on which the Partial Acceptance (if any) occurs or the Settlement Date immediately following the date of such Partial Acceptance, the Reduced Amount (if any) shall be paid by the Seller into the Collection Account. If the Reduced Amount is paid over to the Representative Purchaser for the account of the Purchasers in accordance with Clause 19.4(a), the Purchased Receivable concerned shall be deemed to have been collected on the relevant Settlement Date (and deemed to have been outstanding until such date) to the extent of the Reduced Amount.


                                     Part 6

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

11.  Representations and Warranties

11.1 The Seller (in such capacity and as the Collection Agent) represents and warrants to the Representative Purchaser and the Purchasers that as of (i) the date hereof, (ii) the Initial Purchase Date, (iii) each Subsequent Purchase Date, (iv) the date of each Offer, and (v) (except in relation to the representations and warranties that the Buyer by whom the relevant Purchased Receivable is owed is the Eligible Buyer, or that the relevant Purchased Receivable is not overdue or is legally and beneficially owned by the Seller) each day on which any Purchased Receivable is outstanding until the Scheduled Receivables Due Date has been determined for all of the Purchased Receivable and sixty (60) days have passed after the last Scheduled Receivables Due Date, each of the statements set out in the Sixth Schedule is true, by reference to the facts and circumstances existing at the relevant time, provided that, in connection with Paragraphs (ii), (iii) and (iv) above, the representations and warranties provided for in Part 3 of the Sixth Schedule in relation to a Purchased Receivable shall be deemed to be made by the Seller on the relevant Purchase Date and the date of the relevant Offer.

12.  Financial Information

12.1 The Seller shall, until the later of the expiry of the Purchase Commitment Period and the date on which the obligation to pay the Reduced Amount pursuant to Clause 10 and the repurchase obligations pursuant to Clause 16 shall have been fully satisfied by the Seller in respect of all the Purchased Receivables:

     (i) within one hundred (100) days after the end of each of its financial years, deliver to the Representative Purchaser a sufficient number of copies for distribution to each Purchaser its financial statements for such financial year; and

     (ii) within fifty-five (55) days after the end of each of its financial quarters, deliver to the Representative Purchaser a sufficient number of copies for distribution to each Purchaser its financial statements for such financial quarter.

12.2      The Seller shall ensure that:

     (i) each set of financial statements delivered by it pursuant to Clause 12.1(i) is prepared in accordance with accounting principles generally accepted in Japan and consistently applied (except for changes disclosed therein);

     (ii) each set of financial statements delivered by it pursuant to Clause 12.1(i) is certified by a duly authorized officer as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period;

     (iii) each set of financial statements delivered by it pursuant to Clause 12.1(i) has been reviewed by an internationally recognized firm of independent auditors; and

     (iv) each set of quarterly financial statements delivered by it pursuant to Clause 12.1(ii) is prepared in accordance with accounting principles generally accepted in Japan and consistently applied (except for changes disclosed therein).

13.  Seller's Covenants

13.1 The Seller shall, until the later of the expiry of the Purchase Commitment Period and the date on which the obligation to pay the Reduced Amount pursuant to Clause 10 and the repurchase obligations pursuant to Clause 16 shall have been fully satisfied by the Seller in respect of all the Purchased Receivables:

     (i) obtain, comply in all material respects with the terms of and do all that is necessary and reasonably practicable to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of Japan to enable it lawfully to enter into and perform its obligations under this Agreement and each Assignment from time to time in respect of any Purchased Receivables or to ensure the legality, validity, enforceability against the Seller or admissibility in evidence in Japan of this Agreement or any such Assignment;

     (ii) ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

     (iii) permit audit and inspection under its guidance of its Records by or on behalf of the Representative Purchaser during normal working hours upon reasonable notice and with reasonable frequency;

     (iv) maintain sufficient operating procedures to manage the transactions contemplated herein and to perform its obligations hereunder;

     (v) (without prejudice to Clause 15.1) indemnify the Representative Purchaser and each Purchaser from and against all liabilities, losses and fees, costs and expenses in respect of any breach by the Seller of the representations and warranties made by it pursuant to the terms of Clause 11;

     (vi) furnish to the Representative Purchaser sufficient copies for distribution to each Purchaser of such other information relating to its business as may be reasonably requested in writing by the Representative Purchaser in order to enable it to carry out its functions hereunder;

     (vii) do all things necessary to remain duly organized, validly existing under the laws of Japan and maintain all requisite authority to conduct its business in Japan;

     (viii) comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject;

     (ix) deliver to the Representative Purchaser the certificate of delivery (if applicable) of the Perfection Document issued by the postal service as soon as practicable after it receives the same;

     (x) ensure, in relation to a Purchased Receivable to which the conditions precedent set out in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule have been satisfied, that the relevant Buyer issues the P/N to the Seller promptly upon (but subject to the applicable terms of the relevant Sales Agreement) the Acceptance or the Partial Acceptance of the relevant Equipment, and if the P/N is issued (regardless of whether or not such conditions precedent were applicable) to the Seller, promptly notify the Representative Purchaser thereof and make endorsement without recourse (mutanpo uragaki) on such P/N in favor of the Representative Purchaser for the ratable benefit of the Purchasers and deliver, or cause to be delivered, such P/N to the Representative Purchaser;

     (xi) give the Representative Purchaser notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records;

     (xii) at its expense, in a timely manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Sales Agreements related to the Purchased Receivables as if interests in such Purchased Receivables have not been assigned and sold hereunder;

     (xiii) promptly after it becomes aware of the occurrence of any of the Termination Events or the Potential Termination Events, notify the Representative Purchaser thereof; and

     (xiv) cooperate with the Representative Purchaser and execute and deliver to the Representative Purchaser such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm each Purchaser's rights and the intended purpose of this Agreement, including, but not limited to, perfecting, protecting or evidencing each Purchaser's right and interest in or to the Purchased Receivables.

13.2      The Seller shall not:

     (i) sell, assign, convey, transfer, create security interest over or otherwise dispose of any Purchased Receivables other than pursuant hereto, or attempt, purport or agree to do any of the foregoing;

     (ii) cancel, terminate, amend, modify or waive any material term or condition of any Sales Agreement relating to Purchased Receivables, except insofar as the provisions contained in Clauses 10, 15 and 16 are complied with by the Seller;

     (iii) compromise or settle any dispute or claim in respect of any Purchased Receivable;

     (iv) take any action which is reasonably likely to prejudice the validity or recoverability of any Purchased Receivable;

     (v) seek to challenge the validity of any sale of Receivables in any legal proceedings; or

     (vi) do anything which would materially and adversely affect the interests of the Representative Purchaser and of any Purchaser hereunder or the maintenance by the Representative Purchaser and by any Purchaser of any licenses, exemptions, authorizations or consents necessary in connection with this Agreement or the transactions contemplated hereby.

14.  Purchasers' Covenants

14.1 Each Purchaser shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of Japan to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in Japan of this Agreement or of any Syndicate Assignment and (in the case of the Representative Purchaser) any Seller Assignment pursuant to the terms of this Agreement.

15.  Seller's Indemnity

15.1 Without limiting any other rights which the Representative Purchaser and the Purchasers may have hereunder or under applicable law, the Seller (in such capacity and as the Collection Agent) hereby agrees to indemnify the Representative Purchaser and each Purchaser and their officers, directors, agents and employees from and against any and all damages, losses, claims, liabilities, costs and expenses, including without limitation reasonable attorneys' fees and disbursements including any tax thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them in connection with this Agreement, or the acquisition of an interest by any Purchaser in the Purchased Receivables, as a result of any breach by the Seller or the Collection Agent (insofar as the Seller is the Collection Agent) of any representation, warranty or covenant made or deemed to be made hereunder or in connection herewith or the transactions contemplated hereby, excluding, however, (i) Indemnified Amounts to the extent that a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted solely from gross negligence or wilful misconduct on the part of the Representative Purchaser or the relevant

Purchaser, as the case may be, or any of its officers, directors, agents or employees or (ii) Indemnified Amounts arising out of the failure of any Buyer to pay amounts lawfully owed in respect of a Purchased Receivable. Without limiting the generality of the foregoing (and without prejudice to Clause 16), the Seller shall indemnify the Representative Purchaser and each Purchaser for Indemnified Amounts relating to or resulting from:

     (i) the sale and assignment (through the Representative Purchaser) to each Purchaser hereunder of any Receivable other than an Eligible Receivable;

     (ii) reliance on any representation or warranty made or deemed made by the Seller (or any officers of the Seller), under or in connection with this Agreement or any of the Transaction Documents or any other material information or report delivered by the Seller to the Representative Purchaser or any Purchaser which shall have been false, incorrect or omitting of any material fact at the time made or deemed made;

     (iii) the failure by the Seller (or any officer of the Seller) to comply with any applicable law, rule or regulation with respect to any Purchased Receivable or the related Sales Agreement or the non-conformity of any Purchased Receivables or the related Sales Agreement with any such applicable law, rule or regulation;

     (iv) the failure to vest and maintain in the Purchaser the Purchased Receivables free and clear of any encumbrance;

     (v) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Buyer) of the Buyer to the payment of a Purchased Receivable, including, without limitation, a defense based on such Receivable or the related Sales Agreement not being a legal, valid and binding obligation of such Buyer enforceable against it in accordance with its terms, any defect of the Equipment which has been sold under the Sales Agreements or the failure by the Seller to perform any obligations related to such related Sales Agreement under any applicable laws, rules or regulations;

     (vi) any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or the other Transaction Documents;

     (vii) any disclosure of information regarding the Buyer by the Seller to the Representative Purchaser or any Purchaser or the supply of any Sales Agreements, Records and all other related documents to the Representative Purchaser or any Purchaser; and

     (viii) any claim arising from collection activities conducted by the Seller.


                                     Part 7

                            REPURCHASE OF RECEIVABLES

16.  Repurchase of Receivables

16.1 Upon demand in writing from the Representative Purchaser (which demand the Representative Purchaser may make at any time with the consent of all the Purchasers in accordance with this Clause 16.1, but will in no event be required to make unless the Seller gives the Representative Purchaser a written notice of occurrence of an event enumerated in any of items (i) through (viii) of this Clause 16.1 describing in reasonable detail such event and attaching any supporting documents relating to such event, in which case any such demand shall be made within ninety (90) days after such notice is received by the Representative Purchaser) in relation to any Purchased Receivable in respect of which, at the time of giving such demand:-

     (i) (a) the conditions set forth in Paragraph 2(a) of Part 1 or Part 2, as the case may be, of the Second Schedule have been satisfied (or such conditions would have been applicable, but have been waived by the Purchasers), but the obligation of the Buyer to pay the Face Value or (if applicable) the Revised Face Value of such Purchased Receivable is, or the Buyer claims that such obligation is, not enforceable in full by the Purchasers in accordance with the terms of the relevant Sales Agreement for any reason whatsoever, including, without limitation, any defense or asserted defense, of the Buyer to such obligation (but excluding the discharge in accordance with applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally) or subject to set-off; (b) the condition precedent set forth in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule has been satisfied (or such condition would have been applicable, but has been waived by the Purchasers), but (1) the P/N is not delivered by the Buyer to the Seller in accordance with the relevant Sales Agreement following the Acceptance or the Partial Acceptance or (2) the obligation represented by the P/N held by the Representative Purchaser for the ratable benefit of the Purchasers is, or the Buyer claims that such obligation is, not enforceable in full for any reason whatsoever, including, without limitation, any defense or asserted defense, of the Buyer to such obligation or the underlying Purchased Receivable (but excluding the discharge in accordance with applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally) or subject to set-off;

     (ii) any representation or warranty set out in Part 3 of the Sixth Schedule proves to have been incorrect when made or deemed to be made pursuant to Clause 11.1;

     (iii) the Seller, or the Buyer claims that the Seller, has failed to comply with any applicable law, rule or regulation, in a manner which is likely to affect Buyer's obligation to pay the Face Value or (if applicable) the Revised Face Value or to adversely affect the relevant Related Security (if any);

     (iv) the Seller, or the Buyer claims that the Seller, has failed, or is unable, to perform any of its obligations under the related Sales Agreement;

     (v) (without prejudice to the generality of any of the foregoing) the Acceptance or the Partial Acceptance of the Equipment relating to such Purchased Receivable has not occurred on or before two hundred seventy (270) days after the date of Shipment for such Purchased Receivable;

     (vi) (without prejudice to the generality of any of the foregoing) the Scheduled Receivables Due Date for such Purchased Receivable has been determined to be a date which renders the period from the Acceptance or (if applicable) the Partial Acceptance relating to such Purchased Receivable to such Scheduled Receivables Due Date longer than the period equal to two hundred twenty-five (225) days;

     (vii) (without prejudice to the generality of any of the foregoing) it has been determined between the Seller and the relevant Buyer that the Acceptance or the Partial Acceptance of the Equipment relating to such Purchased Receivable will not occur, including, but not limited to, the case where it has been determined that such Equipment is to be replaced in whole; or

     (viii) (without prejudice to the generality of any of the foregoing) the conditions set forth in Paragraph 2(a) or 2(b), as applicable, of
               Part 1 or Part 2, as the case may be, of the Second Schedule have been waived,

     provided that the Buyer's claim referred to in Paragraphs (i), (iii) and
     (iv) must be, if such claim is presented after the Acceptance or the Partial Acceptance of the relevant Equipment, presented with such ground as is, in the opinion of the Representative Purchaser, reasonable under the circumstances, the Seller shall repurchase such Purchased Receivable. The Seller shall not be obligated to repurchase any Purchased Receivable until the Representative Purchaser's demand is made in accordance with this Clause 16.1 or repurchase is required under Clause 26.2.

16.2 Upon payment by the Seller of the repurchase price (to be calculated in accordance with Clause 16.3) in respect of a repurchase of any Receivable pursuant to Clause 16.1 (at the cost of the Seller and without recourse or warranty, except for the warranty expressly given in the relevant assignment, on the part of the Purchasers):

     (i) the Purchasers shall re-assign to the Seller or its designee all its right, title and interest in and to the Receivable(s) concerned, including for the avoidance of doubt:

               (a)  the right to receive all Collections in respect thereof; and

               (b) all Related Security with respect to such Receivable(s) and all proceeds thereof (including without limitation title to the underlying Equipment that has been assigned to the Representative Purchaser), by the Seller's (or its designee's) and the Representative Purchaser's execution and delivery to the other of an assignment in relation to each such Receivable substantially in the form of
               Part 4 of the Third Schedule. Each Purchaser hereby authorizes the Representative Purchaser to execute such assignment on its behalf;

     (ii) the Representative Purchaser will deliver to the Seller (or its designee) the relevant Sales Agreement and take all such other steps and comply with all such other formalities as the Seller may reasonably request to perfect or more fully to evidence or secure the Seller's (or its designee's) title to such Receivable, including, where appropriate, by giving notice of such re-assignment to the relevant Buyer in the form of a document duly date-stamped (kakutei hizuke) and making endorsement without recourse (mutanpo uragaki) in favor of the Seller (or its designee) on, and delivering to the Seller (or its designee), the P/N (if any) which has been assigned to the Representative Purchaser for the ratable benefit of the Purchasers in relation to such Receivable; and

     (iii) if the repurchase price is paid over to the Representative Purchaser for the account of the Purchasers in accordance with Clause 19.4(a), such Receivable(s) shall be deemed to have been collected on the relevant Settlement Date (and deemed to have been outstanding until such date), provided that in the case of the proviso of the second sentence of Clause 16.3, such Receivables(s) shall be deemed to have been collected on the date of payment of the repurchase price.

16.3 The repurchase price payable by the Seller to the Representative Purchaser for the ratable benefit of the Purchasers in accordance with Clause 16.1 shall be an amount in Yen equal to the Face Value or (if the Reduced Amount has been paid in accordance with Clause 10.1) the Revised Face Value of such Purchased Receivable. So long as no Termination Event or Potential Termination Event shall have occurred, the repurchase price shall be paid by the Seller into the Collection Account no later than the fifth (5th) Business Day following the date of the demand made by the Representative Purchaser pursuant to Clause 16.1, provided that if any Termination Event or Potential Termination Event shall have occurred, the repurchase price shall immediately upon such demand be paid by the Seller to the Representative Purchaser for the ratable benefit of the Purchasers in accordance with Clause 23. The payment of the repurchase price shall be made together with an amount calculated at the Yield Rate applicable to the relevant Fixed Period up to the date of the payment of the repurchase price and any other amount payable hereunder.


                                     Part 8

                          INDEMNITY FOR FUNDING LOSSES

17.  Indemnity by the Seller for Funding Losses

17.1 The Seller shall reimburse the Representative Purchaser and each Purchaser on demand for any resulting loss or expense incurred by them, including (without limitation) any loss incurred in obtaining, liquidating or redeploying deposits from third parties, provided that in the case of paragraph (i) below in this Clause 17.1 the amount of such loss or expense (which shall not be less than zero) shall be determined in good faith by the Representative Purchaser based on the formula set out in each such paragraph, provided further that the Representative Purchaser shall have delivered to the Seller a certificate as to the amount of such loss or expense setting out in reasonable detail the calculations resulting in such amount, which certificate shall be conclusive in the absence of manifest error, if:-

     (i) any amount in relation to a Purchased Receivable (including, but not limited to, a Paid Amount, a repurchase price pursuant to Clause 16.3 and a Reduced Amount) other than amounts payable pursuant to Clause 29 is received by the Representative Purchaser for the account of the Purchasers on a date other than a Settlement Date, in which event the following formula shall apply:

               Loss = A x (B - C) x (D/360)

          where:

               A = the amount (or the relevant portion thereof) required of the Purchasers to fund the purchase of such Purchased Receivable

               B = the LIBOR or the TIBOR, as the case may be, applicable to the relevant Fixed Period

               C = the rate per annum, expressed as a decimal, of interest which, in the opinion of the Representative Purchaser, each Purchaser is reasonably able to obtain by placing an amount equal to such amount so received on deposit in the Tokyo Yen money market as of the date of receipt of such amount for the period from and including the date of such receipt of payment and to but excluding the next succeeding Settlement Date

               D = the actual number of days remaining during the period referred to in "C" above; or

     (ii) the assignment of any of the Initial Receivables or an Accepted Receivable does not occur on the Initial Purchase Date or the relevant Subsequent Purchase Date in accordance with Clause 5.1 or 9.1 (as the case may be) by reason of non-fulfillment of any of the conditions set out in the Second Schedule.


                                     Part 9

                            COLLECTION OF RECEIVABLES

18.  Appointment of Collection Agent

18.1 Lam Research Co., Ltd. is hereby appointed by the Purchasers as their agent to service, collect and administer all Purchased Receivables, to perform all related functions and to enforce the Purchasers' rights and interests in and under the Purchased Receivables, and Lam Research Co., Ltd. hereby accepts such appointment as Collection Agent on the terms and subject to the conditions of this Agreement.

18.2 The Representative Purchaser may at any time after the occurrence of a Termination Event in the circumstances described in Clause 21, remove Lam Research Co., Ltd. as Collection Agent.

18.3 Upon Lam Research Co., Ltd. being removed as Collection Agent pursuant to Clause 21, the Representative Purchaser may, upon written instruction given by all the Purchasers, appoint a successor to act as Collection Agent. The Representative Purchaser and the Purchasers and such successor shall, upon such successor confirming in writing to the Representative Purchaser and the Purchasers that it agrees so to act, thereafter have the same rights and obligations among them as would have been the case had they then entered into an agreement in the form mutatis mutandis of this Agreement.

18.4 For the avoidance of doubt, it is hereby agreed that the Collection Agent is not authorized to enter into any commitment on behalf of the Representative Purchaser or any Purchaser.

18.5 The Collection Agent hereby covenants and undertakes with the Representative Purchaser and the Purchasers as set out in the Seventh Schedule.

18.6 The Collection Agent agrees to indemnify the Representative Purchaser and the Purchasers, including their officers, directors and employees from and against any liability, loss, expense, action, proceeding or claim which may be brought against, or suffered or sustained, by the Representative Purchaser and/or the Purchasers, and/or such directors, officers and employees by reason of any wrongful or negligent acts or omissions of the Collection Agent or any of its directors, officers, employees or agents in the performance of its duties hereunder.

18.7 The Collection Agent shall have no liability for any obligation of a Buyer under any Purchased Receivable and nothing herein shall constitute a guarantee, or similar obligation, by the Collection Agent of any Purchased Receivable or any Buyer.

19.  Collection of Receivables; Payment of Purchasers' Yield

19.1 Save as otherwise provided herein, the Collections proceeds of each Purchased Receivable will, when paid, be collected by the Collection Agent, and yield on the Purchased Receivables will be paid by the Collection Agent on behalf of the Seller.

19.2 The Collection Agent has opened a collection account (account no. 13-23-016) (the "Collection Account") in its own name maintained at ABN AMRO Bank N.V., Tokyo Branch and if at any time the Collection Agent ceases to be the agent of the Purchasers for the purposes hereof, then its successor shall open in its name such a Collection Account (maintained at such bank as the Representative Purchaser shall have approved) and the retiring Collection Agent shall transfer to the credit thereof any amount standing to the credit of the Collection Account opened by it together with accrued interest thereon.

19.3 The Collection Agent shall cause the Buyers to make all payments in respect of the Purchased Receivables into the Collection Account, provided that if the P/N has been issued in relation to a Purchased Receivable in favor of the Seller and endorsed without recourse by the Seller and delivered to the Representative Purchaser in accordance herewith, the Representative Purchaser shall collect on behalf of the Purchasers the amount represented by such P/N and (if the date of such collection is not a Settlement Date) deposit such collected amount with its own account (the "P/N Account") at ABN AMRO Bank N.V., Tokyo Branch or (if the date of such collection is a Settlement Date) apply such collected amount to the payment of the Purchased Receivable to which the collected P/N relates. In respect of any amounts deposited in the P/N Account, the Representative Purchaser shall pay a custody fee to the Seller in an amount equal (for each day during the period from and including the relevant deposit date to but excluding the Settlement Date falling immediately following such deposit date) to the product of (i) the amount then deposited in the P/N Account, times (ii) one-tenth of one percent (0.1%), times (iii) 1/360.

19.4       (a) On each Settlement Date, the Collection Agent shall pay any
               Collection collected in the Collection Account with respect to Purchased Receivables and any Reduced Amount and any repurchase price paid by the Seller into the Collection Account pursuant to Clause 10.1 or Clause 16.3, as the case may be, during the Fixed Period ending thereon and on such Settlement Date over to the Representative Purchaser for the ratable benefit of the Purchasers in accordance with Clause 23 by giving a standing debit and transfer authorization to ABN AMRO Bank N.V., Tokyo Branch in a form reasonably satisfactory to the Representative Purchaser and maintaining such authorization. To secure the obligations of the Collection Agent under Clause 19.4, the Collection Agent hereby agrees to take such reasonable measures as may be requested by the Representative Purchaser so as to create a pledge in favor of the Representative Purchaser for the benefit of itself and the Purchasers over all its rights and interests in and to the Collection Account and any moneys and balances from time to time deposited therein or standing to the credit thereto or any proceeds thereof and has submitted a deposit certificate for the Collection Account to the Representative Purchaser, provided that so long as no Termination Event or Potential Termination Event shall have occurred and subject to the following sentence of this Clause 19.4(a), the Representative Purchaser and the Purchasers shall allow the Seller to withdraw a sum equal to any interest accrued on the amounts deposited in the Collection Account. If the Collection Agent fails to perform its obligations under the first sentence of this Clause 19.4(a), (i) the Collection Agent hereby consents to the Representative Purchaser's immediate enforcement of such rights and interests as pledgee directly against ABN AMRO Bank N.V., Tokyo Branch without any notice or proof, and (ii) the Representative Purchaser, as a bank with whom the Collection Account is held, shall be immediately entitled to, on behalf of itself and the Purchasers, apply any funds held at the Collection Account to satisfy any of such obligations of the Collection Agent. The Collection Agent will procure a consent in writing to creation of the pledge from ABN AMRO Bank N.V., Tokyo Branch, such consent being in the form of a document duly date-stamped (kakutei hizuke) by a notary public in accordance with Article 467(1) and (2) of the Civil Code of Japan and in form and substance satisfactory to the Representative Purchaser.

          (b) On each Settlement Date, the Representative Purchaser shall apply any amount deposited in the P/N Account during the Fixed Period ending thereon and on such Settlement Date to the payment of the Purchased Receivable to which the collected P/N relates.

          (c) Also, on each Settlement Date, the Seller shall pay to the Representative Purchaser for the ratable benefit of the Purchasers an amount equal to the product of (aa) the Yield Rate applicable to the Fixed Period ending thereon, times (bb) the outstanding amount of the Purchased Receivables during such Fixed Period, times (cc) the actual number of days during such Fixed Period, times (dd) 1/360. The payment of such amount shall be made by the Collection Agent on behalf of the Seller and in accordance with Clause 23. For the purposes of this subclause
               (c), any Purchased Receivables with respect to which Collection is made by the Collection Agent (or the Representative Purchaser, as the case may be) during such Fixed Period shall be deemed to be outstanding throughout such Fixed Period. For the avoidance of doubt, the Collection Agent shall be obligated to pay the aforementioned amount on behalf of the Seller, even though payments were not made by the Buyers in respect of any Purchased Receivables, provided that the aforementioned amount shall cease to accrue (x) in relation to a Purchased Receivable owed by a Buyer who is, as of the Purchase Date of such Purchased Receivable, an A-rated Buyer, on the earlier of (i) the date on which a Buyer Insolvency Event occurs to the Buyer by whom the relevant Purchased Receivable is owed, or (ii) the date which is ninety (90) days after the Representative Purchaser receives the notice from the Seller that is referred to in Clause 16.1 in respect of the relevant Purchased Receivable, in each case to the extent relating to such Purchased Receivable, or (y) in relation to a Purchased Receivable owed by a Buyer other than the Buyer referred to in (x) above, on the date which is ninety (90) days after the Representative Purchaser receives the notice from the Seller that is referred to in Clause 16.1 in respect of the relevant Purchased Receivable, to the extent relating to such Purchased Receivable.

19.5 The Seller may select either the LIBOR Based Rate or the TIBOR Based Rate as the Yield Rate applicable to each

Fixed Period by giving the Representative Purchaser an irrevocable written notice thereof not later than five (5) Business Days prior to the first day of such Fixed Period. If the Seller fails to give such notice, it shall be deemed to have selected the Alternate Rate, which rate shall be mutually agreed upon among the Seller and the Purchasers as soon as possible as contemplated by the definition thereof. The Representative Purchaser shall notify the Seller's selection under this Clause 19.5 to each Purchaser (other than the Representative Purchaser).

19.6 If any Purchased Receivable that is not a Post-Acceptance Receivable becomes a Post-Acceptance Receivable, the Seller shall promptly give written notice thereof to the Representative Purchaser, which shall be further notified by the Representative Purchaser to each Purchaser (other than the Representative Purchaser). The Seller and the Representative Purchaser shall confirm the Applicable Margin for each Purchased Receivable no later than two (2) Business Days prior to the first day of the Fixed Period immediately following the Acceptance of the underlying Equipment in respect of such Purchased Receivable.

19.7 If, at any time the Collection Agent receives any Collections in respect of any Purchased Receivables and the authority of the Collection Agent to collect such Receivables has been terminated in accordance with this Agreement, then the Collection Agent shall pay such amount to the credit of such account in Tokyo as the Representative Purchaser shall have notified in writing for this purpose in each case for value the same day.

19.8 Any amounts in respect of the collection proceeds of any Purchased Receivable received by the Collection Agent (whether or not the appointment of the Collection Agent has been terminated hereunder) shall be held for the Purchasers.

20.  Cost, Expenses and Remuneration

20.1 The Representative Purchaser and the Purchasers authorize the Collection Agent on their behalf, and the Collection Agent undertakes to incur reasonable cost, expenses and charges in connection with the enforcement of any Purchased Receivable and/or the Representative Purchaser's and the Purchasers' rights and remedies in relation thereto and it is agreed that notwithstanding any provisions under the applicable laws (including, but not limited to, Articles 649 and 650 of the Civil Code of Japan), the Collection Agent shall have no recourse or claim for indemnification or payment against the Representative Purchaser or the Purchasers in respect of such reasonable costs, expenses and charges. Without prejudice to the generality of the foregoing, the Representative Purchaser and the Purchasers, at the request of the Collection Agent, shall provide it with reasonable assistance in connection with such enforcement.

20.2 The Collection Agent is not entitled to any remuneration or indemnity in respect of the performance of its duties under this Agreement.

21.  Removal or Termination of Collection Agent

21.1 If a Termination Event occurs, the Representative Purchaser may at any time with the consent of all the Purchasers, without prejudice to its or the Purchasers' other rights:

     (i) by notice in writing to the Collection Agent terminate the appointment of the Collection Agent under this Agreement and designate as a successor collection agent any person to succeed the Collection Agent; and/or

     (ii) notify the relevant Buyers that all payments in respect of Purchased Receivables shall be made to the Representative Purchaser or a successor collection agent.

21.2 On and after termination of the appointment of the Collection Agent under this Agreement pursuant to Clause 21.1, all rights, obligations (other than liability for breaches ofAgreement by the Collection Agent or liability in tort or for breach of trust (or other fiduciary duty) on the part of the Collection Agent prior to such termination and the Collection Agent's obligations under Clause 21.3 with respect to the performance of its duties hereunder), authority and power of the Collection Agent under this Agreement shall be terminated and of no further effect and the Collection Agent shall not hold itself out in any way as the agent of the Purchasers.

21.3 Upon termination of the appointment of the Collection Agent under this Agreement pursuant to Clause 21.1, the Collection Agent shall forthwith deliver to the Representative Purchaser or to any other person appointed by the Representative Purchaser the Records in its possession or under its control relating to the affairs of or belonging to the Representative Purchaser, the Purchasers and the Purchased Receivables and any other security therefor and any moneys then held by the Collection Agent on behalf of the Representative Purchaser and the Purchasers and shall take such action as the Representative Purchaser may reasonably direct.

21.4 The appointment of the Collection Agent under this Agreement shall terminate (but without affecting any accrued rights and liabilities hereunder) at such time as (i) no Purchaser has any further interest in any of the Purchased Receivables and (ii) the Collection Agent is notified by the Representative Purchaser in accordance with Clause 34 that such is the case.

21.5 If there is any change in the identity of the Collection Agent in accordance with this Agreement, the new collection agent and the Purchasers shall execute such documents and take such actions as such collection agent and the Purchasers may require for the purpose of vesting in such new collection agent the rights and obligations of the Collection Agent under this Agreement and releasing the retiring Collection Agent from its future obligations under this Agreement.

                                     Part 10

                                    PAYMENTS

22.  Currency of Account and Payment

22.1 Yen is the currency of account and payment for each and every sum at any time due from any person hereunder provided that:

     (i) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

     (ii) each payment which is expressed herein to be payable in another currency shall be made in that other currency.

22.2 If any sum due from a person (a "relevant person") under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the relevant person, (ii) obtaining an order or judgment in any court or other tribunal or
(iii) enforcing any order or judgment given or made in relation hereto, the relevant person shall indemnify and hold harmless the other person to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the best rate or rates of exchange at which such other person is reasonably able to purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. To the extent that the person to whom such payment is due receives an amount in excess of the amount due to it under this Agreement, such person shall forthwith pay an amount equal to any such excess to the relevant person.

22.3 All payments made by any person hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

23.  Payments by the Seller or the Collection Agent

23.1 On each date upon which this Agreement requires an amount to be paid by the Seller or the Collection Agent to any Purchaser hereunder, the Seller or the Collection Agent (as the case may be) shall, save as expressly provided otherwise herein, make the same available to the Representative Purchaser for the account of the Purchasers pro rata according to their respective Designated Portion, no later than 11:00 a.m. (Tokyo time) on such due date, in Yen and in immediately available funds to such account and bank in Tokyo as the Representative Purchaser shall have specified in writing for this purpose at least two Business Days prior to such amount becoming payable.

24.  Payments by each Purchaser

24.1 On each date upon which this Agreement requires an amount to be paid to the Seller hereunder by each Purchaser, such Purchaser shall, save as otherwise provided herein, make the same available in Yen and in immediately available funds to the Representative Purchaser not later than 11:00 a.m. (Tokyo time) on such due date. The Representative Purchaser shall credit the aggregate amount of funds so made available to it to the Seller's account as specified in a written notice provided by the Seller at least two Business Days prior to such amount becoming payable.

24.2 The failure of a Purchaser to pay its Purchase Price on any Purchase Date shall not relieve any other Purchaser of its obligation to pay its Purchase Price hereunder on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to pay the Purchase Price to be paid by such other Purchaser on such date. Unless the Representative Purchaser shall have been notified by a Purchaser prior to the relevant Purchase Date (which notice shall be effective only upon receipt) that such Purchaser does not intend to make available to it such Purchaser's Purchase Price to be paid on such date, it may assume that such Purchaser has made such Purchaser's Purchase Price available to it on such date and it may, in reliance upon such assumption, make available to the Seller on such date a corresponding amount. If such corresponding amount is not in fact made available to the Representative Purchaser by such Purchaser, the Representative Purchaser shall be entitled to recover such amount on demand from either the Seller or such Purchaser together with interest thereon at a rate per annum representing the interest cost to the Representative Purchaser (as determined by the Representative Purchaser) of funding the amount in question to and including the date of reimbursement thereof to the Representative Purchaser.


                                     Part 11

                                      TAXES

25.  Taxes

25.1 All payments to be made by or on behalf of the Seller or the Collection Agent to the Representative Purchaser or the Purchasers under or pursuant to any of the provisions of this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Seller or the Collection Agent (as the case may be) is required by any applicable law to make such payment subject to the deduction or withholding of tax in which case the sum payable by the Seller or the Collection Agent (as the case may be) in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding (including any additional deduction or withholding on such increased amount), the Representative Purchaser or the Purchasers, as the case may be, receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

25.2 If the Seller or the Collection Agent makes any payment to the Purchasers under or pursuant to this Agreement in respect of which it is required to make any such deduction or withholding, the Seller or the Collection Agent (as the case may be) shall deliver to the Representative Purchaser as soon as practicable a certificate of deduction of tax and/or a receipt or other evidence issued by the relevant taxation or other authority demonstrating the payment to such authority of all amounts so required to be deducted or withheld.

25.3 If an event occurs which would result in the Seller or the Collection Agent becoming obliged to make any payment pursuant to this Clause 25 then each of the parties hereto shall in good faith use reasonable endeavors to take such reasonable steps as may be open to it to mitigate or avoid the effects of such event, provided that nothing in this Clause 25.3 shall:

     (i) obligate any party hereto to incur any costs or expenses or to take or refrain from taking any action where in the reasonable opinion of such party to take or refrain from taking any action would be prejudicial to its interests; or

     (ii) obligate any party hereto to disclose any confidential information relating to the organization of its affairs; or

     (iii) interfere with the right of any party hereto to arrange its internal affairs in whatever manner it thinks fit.


                                     Part 12

                                   TERMINATION

26.  Consequence of a Termination Event

26.1 If a Termination Event shall occur and be continuing, the Representative Purchaser may, at the written instruction of all the Purchasers and by notice to the Seller, declare that the Termination has occurred, at which time Termination shall be deemed to have occurred; provided, however, that if a Termination Event is the occurrence of an Insolvency Event in relation to the Seller or the Guarantor, Termination shall be deemed to have occurred automatically, without notice by the Representative Purchaser, as of the time immediately preceding the institution of the relevant proceeding or the filing of the relevant petition.

26.2      Immediately upon Termination:

     (i)       the Purchase Commitment Period shall be deemed to have expired;
               and

     (ii) all of the Purchased Receivables, except for the Post-Acceptance Receivables, shall be immediately repurchased by the Seller or its designee, in which event the provisions contained in Clauses 16.2 and 16.3 shall be applied mutatis mutandis.

26.3 If the Termination shall have occurred as a result of the Guarantor's breach of any of its obligations set out in sub-paragraph (f) (by reference to the financial covenants of the Guarantor (as "Borrower" therein) set forth in the Credit Agreement (as defined in the Guaranty)) of paragraph 4 of the Guaranty, the Seller shall cause cash in the amount equal to thirty percent (30%) of the total amount of the Face Value or (if the Reduced Amount has been paid) the Revised Face Value of all of Purchased Receivables as described in Paragraph (ii) of Clause 26.2 shall be provided to the Representative Purchaser by way of security for the Seller's obligations hereunder and the Guarantor's obligations under the Guaranty in relation to such Purchased Receivables in a manner reasonably satisfactory to the Representative Purchaser within five (5) Business Days after the date on which the Termination occurred and such cash by way of security shall be lawfully maintained. If and insofar as (i) the Seller's such obligation detailed in the first sentence of this Clause 26.3 shall be complied with and (ii) no other Termination Event or Potential Termination Event shall have occurred, notwithstanding Paragraph (ii) of Clause 26.2, such Purchased Receivables shall not be required to be repurchased by the Seller. The Representative Purchaser shall hold any funds delivered to it pursuant to the first sentence of this Clause 26.3 in an interest bearing account in the name of the Seller or its designee.


                                     Part 13

                            REPRESENTATIVE PURCHASER

27.  Representative Purchaser

     The Purchasers and the Representative Purchaser agree among themselves and, where the context of Clause 27.7 so requires, with the Seller as follows:

27.1 Each Purchaser irrevocably authorizes the Representative Purchaser to receive all payments of Purchased Receivables, amounts payable thereon at the Yield Rate and other amounts due hereunder and under the Guaranty and to take all other actions on behalf of such Purchaser and to exercise such powers hereunder as are specifically delegated to the Representative Purchaser by the terms hereof and the terms of the Guaranty, together with all such other powers as shall be reasonably incidental thereto. Without prejudice to the generality of the foregoing, each Purchaser agrees that (i) the Perfection Document will cover the sale of a Purchased Receivable by the Seller to the Representative Purchaser pursuant to the Seller Assignment and may state, in effect, that the Purchased Receivable has been assigned by the Seller to the Representative Purchaser and payments in respect thereof shall be made to the Collection Agent at the Collection Account, and (ii) the P/N issued in relation to a

Purchased Receivable may be endorsed without recourse by the Seller to the Representative Purchaser (instead of each Purchaser being named as an endorsee). The relationship between the Representative Purchaser and the Purchasers is and shall be that of agent and principal only and nothing herein shall be construed to constitute the Representative Purchaser a trustee for any Purchaser or any participant in such Purchaser's rights hereunder or under the Guaranty nor to impose on the Representative Purchaser duties and obligations other than those expressly provided for herein or therein. Neither the Representative Purchaser nor any of its directors, officers, employees or agents shall be liable to any Purchaser for any action taken or omitted to be taken by it or them hereunder or under the Guaranty or in connection herewith or therewith, except for its own or their own gross negligence or willful misconduct. Each Purchaser agrees to indemnify the Representative Purchaser (to the extent not reimbursed by the Seller), in amounts which are pro rata to their respective Purchase Commitments, from and against any and all losses, claims, damages, liabilities and expenses which may be imposed on, incurred by or asserted against the Representative Purchaser (in its capacity as such) in any way related to or arising out of this Agreement, the Guaranty or the Purchased Receivables or any action taken or omitted to be taken by the Representative Purchaser under this Agreement or the Guaranty, except (i) normal administrative expenses incidental to the performance of its duties as the Representative Purchaser hereunder and (ii) any losses, claims, damages, liabilities or expenses resulting from its gross negligence or willful misconduct.

27.2 The Representative Purchaser shall be entitled to rely on any written communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and with respect to all legal matters shall be entitled to rely on the advice of legal advisors selected by it concerning all matters relating to this Agreement, the Guaranty and its duties hereunder and thereunder, and shall not be liable to any Purchaser for the consequences of such reliance.

27.3 The Representative Purchaser shall not be bound by any waiver, amendment, supplement or modification of this Agreement or the Guaranty which affects its duties under this Agreement or the Guaranty unless it shall have given its prior written consent as Representative Purchaser thereto.

27.4 The Representative Purchaser does not make any warranty or representation to any Purchaser, nor shall it be responsible for any recitals, statements, representations or warranties herein or in any document prepared by or given by the Seller or by the Collection Agent to the Purchasers (or for the accuracy or completeness of any such document) or for the execution, effectiveness, genuineness, validity or enforceability of this Agreement or the Guaranty, or be liable for failing to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or the Guaranty. The Representative Purchaser shall be entitled to retain for its own use any amounts paid to it in its capacity as such. The Representative Purchaser shall not be deemed to have knowledge of the occurrence of any

Event of Termination or other event which with the giving of notice or lapse of time or both would become an Event of Termination unless the Representative Purchaser has received written notice from a Purchaser or the Seller specifying such Event of Termination or other event and stating that such notice is a "Notice of Default". In the event that (i) the Representative Purchaser is notified that any Buyer fails to make payment in respect of any Purchased Receivable, (ii) the Representative Purchaser has knowledge that the Seller or the Collection Agent fails to perform its obligation hereunder or (iii) the Representative Purchaser receives such a notice of an Event of Termination or other event, the Representative Purchaser shall promptly give written notice thereof to the Purchasers.

27.5      (a)  The Representative Purchaser may, with the prior consent of all the Purchasers, amend, modify or otherwise vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provisions of this Agreement and/or the Guaranty, provided that the Representative Purchaser may, with the prior consent of the Majority Purchasers, amend, modify or otherwise vary or waive breaches of, or defaults under, or otherwise excuse performance of, the provisions of sub-paragraph (f) (which set out the Guarantor's obligations by reference to the financial covenants of the Guarantor (as "Borrower" therein) set forth in the Credit Agreement (as defined in the Guaranty)) of paragraph 4 of the Guaranty. Any such action so authorized and effected by the Representative Purchaser shall be promptly notified to the Purchasers by the Representative Purchaser and binding on all the Purchasers.

          (b) Subject to subclause (a) above, only the Representative Purchaser shall be authorized to take any action on behalf of the Purchasers under this Agreement and the Guaranty. In relation to its taking such action, the Representative Purchaser may decline to take any action except upon the written direction of all the Purchasers and the Representative Purchaser may obtain a ratification by all the Purchasers of any action taken by it under this Agreement or the Guaranty. In each case, the Representative Purchaser shall have no liability to any of the Purchasers for any action taken by it upon the direction of all the Purchasers or if ratified by all the Purchasers, nor shall the Representative Purchaser have any such liability for any failure to act unless the Representative Purchaser has been instructed to act by all the Purchasers. The action of all the Purchasers shall in each case bind all of the Purchasers hereunder. The Representative Purchaser shall not be required to take any action which exposes the Representative Purchaser to personal liability (unless indemnified to its satisfaction for any and all consequences of such action) or which is contrary to this Agreement, the Guaranty or applicable law.

27.6 In relation to its Purchase Commitments, the Representative Purchaser, in its capacity as a Purchaser, shall have the same rights and powers hereunder as any Purchaser and may exercise them as though it were not the Representative Purchaser. The Representative Purchaser and its affiliates may (without having to account therefor to any Purchaser) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Seller or the Collection Agent and any of the Seller's or Collection Agent's affiliates, as if it were not acting in such capacity hereunder.

27.7 Each Purchaser acknowledges that it has, independently and without reliance upon the Representative Purchaser or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the transactions contemplated hereunder. Each Purchaser also acknowledges that it shall, independently and without reliance upon the Representative Purchaser or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement and the Guaranty.

27.8 Subject to the appointment and acceptance of a successor Representative Purchaser as provided below, the Representative Purchaser may resign at any time by giving written notice thereof to the Purchasers, the Seller and the Collection Agent. Upon any such resignation, the Majority Purchasers shall have the right to appoint a successor Representative Purchaser. If no successor Representative Purchaser shall have been so appointed by the Majority Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Representative Purchaser's giving notice of resignation, then the retiring Representative Purchaser may appoint a successor Representative Purchaser. Such successor Representative Purchaser shall be a bank having an office in Tokyo, Japan and shall, to the extent practicable, be chosen from among the Purchasers. No such successor Representative Purchaser shall be appointed without the consent of the Seller, which consent shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Representative Purchaser hereunder by a successor Representative Purchaser, such successor Representative Purchaser shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Representative Purchaser, and the retiring Representative Purchaser shall be discharged from its duties and obligations hereunder. After any retiring Representative Purchaser's resignation hereunder as Representative Purchaser, the provisions of this Clause 27 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Representative Purchaser hereunder.

                                     Part 14

                                  MISCELLANEOUS

28.  Default Interest and Indemnity

28.1 If any sum due and payable by or on behalf of a party hereto (the "Payer") to the other party (the "Payee") hereunder is not paid on the due date therefor in accordance with the provisions hereof or if any sum due and payable by the Payer under any judgment of any court in connection herewith is not paid on the date of such judgment (the balance of such sum for the time being unpaid being herein referred to as an "unpaid sum"), an unpaid sum shall bear interest (to the extent permitted by law) at the rate per annum which is the sum of two percent (2.0%) and the short-term prime lending rate quoted by ABN AMRO Bank N.V., Tokyo Branch from time to time for the period beginning on, and including, such due date or, as the case may be, the date of such judgment and ending on, but excluding, the date upon which the obligation of the Payer to pay such sum is discharged (calculated on a basis of a year of 360 days). Such default interest shall be payable upon demand of the Payee.

28.2 Each of the Seller and the Collection Agent shall indemnify the Representative Purchaser and each Purchaser against any loss or expense, including legal fees reasonably incurred, which the Representative Purchaser and such Purchaser may sustain or incur as a consequence of any default by the Seller or the Collection Agent (as the case may be) in the performance of any of the obligations expressed to be assumed by it in this Agreement.

29.  Fees, Costs and Expenses and Stamp Duty

29.1 The Seller shall pay to ABN AMRO Bank N.V., San Francisco International Branch, acting as arranger, an arrangement fee designated in the Letter Agreement dated on or around December 19, 1997 from the Representative Purchaser to the Seller.

29.2 The Seller shall pay a commitment fee at the rate of 0.25 percent per annum on the amount equal to the Total Purchase Commitments minus the aggregate sum of the Purchase Price of the Purchased Receivables the payment of which has not been received by the Purchasers from day to day during the period beginning on the date of this Agreement and ending on the last day of the Purchase Commitment Period, but only to such extent as permitted by law. Such fee shall be payable in arrears quarterly from the date of this Agreement and on the last day of the Purchase Commitment Period.

29.3 The Seller shall, from time to time upon demand of the Purchasers through the Representative Purchaser reimburse the Representative Purchaser and the Purchasers for all reasonable costs and expenses (including reasonable legal fees) incurred by them in or in connection with the negotiation, preparation and execution of this Agreement, any Assignment or any Transaction Document or amendment thereto or any waiver thereof.

29.4 The Seller or the Collection Agent will upon demand pay to the Representative Purchaser and the Purchasers and any permitted assignee in accordance with this Agreement, the amount of any and all reasonable expenses, including all court costs, attorneys' fees and expenses, which they may incur in connection with the exercise or enforcement against it of any of their respective rights or interests under this Agreement, any Assignment or any other Transaction Document or amendment thereto or any waiver thereof.

29.5 The Seller shall be responsible for all stamp, registration and other taxes to which this Agreement, any Assignment, any other Transaction Document, any transaction contemplated hereby or thereby or any order or judgment given in connection herewith or therewith are or at any time may be subject in Japan, except, for the avoidance of doubt, for taxes payable by the Purchasers based on its entire taxable net income.

30.  Benefit of Agreement

30.1 This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

30.2 The Seller and the Collection Agent shall not be entitled to assign or transfer all or any of their rights, benefits and obligations hereunder.

30.3 Any Purchaser may, at any time hereafter, assign or transfer the whole or any part of its rights and/or obligations under this Agreement, the Guaranty and the Assignments to a bank or other institution; provided that no such assignment or transfer shall be effective unless (a) such Purchaser obtains the prior written consent of the Representative Purchaser (if such Purchaser is not the Representative Purchaser) and the Seller (which consents shall not be unreasonably withheld or delayed) and (b) such transfer is effected in accordance with Clause 30.4.

30.4 If any Purchaser wishes to transfer all or any of its rights, benefits and/or obligations hereunder, under the Guaranty and under the Assignments as contemplated in Clause 30.3, and subject to the proviso to Clause 30.3, then such transfer may be effected by the delivery to the Representative Purchaser of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth
(5th) Business Day after (or such earlier Business Day endorsed by the Representative Purchaser on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Representative Purchaser:

          (a) to the extent that in such Transfer Certificate the Purchaser party thereto seeks to transfer its rights and obligations hereunder and under the Guaranty or the Assignments, the Seller (in such capacity and as the Collection Agent) and such Purchaser shall each be released from further obligations to each other hereunder and under the Guaranty and the Assignments and their respective rights against each other (other than any rights accruing to such Purchaser under Clause 15 and under the Guaranty in respect of the period from the date on which such Purchaser became a Purchaser to the date on which the transfer takes place) shall be cancelled (such rights and obligations being referred to in this Clause 30.4 as "discharged rights and obligations");

          (b) the Seller (in such capacity and as the Collection Agent) and the Transferee party thereto shall each assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights and obligations only insofar as the Seller (in such capacity and as the Collection Agent) and such Transferee have assumed and/or acquired the same in place of the Seller (in such capacity and as the Collection Agent) and such Purchaser; and

          (c) the Representative Purchaser, such Transferee and the other Purchasers shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Purchaser with the rights and/or obligations acquired or assumed by it as a result of such transfer.

30.5 Any Purchaser may enter into any agreement to permit another bank or other institution to participate in all or part of such Purchaser's rights and benefits under this Agreement, the Guaranty and the Assignments.

30.6 The Seller agrees that in relation to any such assignment, transfer or participation as contemplated in Clause 30 each Purchaser may disclose to the proposed assignee, transferee or participant any information relating to, or obtained by such Purchaser pursuant to, this Agreement or the Guaranty or relating to the Purchased Receivables.

30.7 For the purposes of this Agreement the terms "Representative Purchaser," "Purchaser" and "Purchasers" shall where the context so admits include their respective successors and permitted assigns and permitted transferees.

31.  Remedies and Waivers

31.1 No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

31.2 The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

32.  Partial Invalidity

32.1 Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to such party or parties, it shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable other provisions hereof or such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto.

33.  Counterparts

33.1 This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

34.  Notices

34.1 Unless otherwise stated herein, each communication to be made hereunder shall be made in writing and may be made by telex, telefax or letter.

34.2 Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the other parties hereto specified another address) be made or delivered to that other person at the address set out below and shall be deemed to have been made or delivered when received by that other person, provided that each communication made by one party hereto to another shall be made to that other person at such other address or number as notified to such party by that other person from time to time.

If to the Seller or the Collection Agent:

     Address:    Lam Research Co., Ltd.
                 1-1-10, Oyama, Sagamihara-shi, Kanagawa
                 Prefecture 229, Japan

     Attention:  Mr. Hiroyuki Ishihara
                 Controller, Finance & Accounting Department

     Telefax:    81-427-70-0347

     Telephone:  81-427-70-0820

with a copy to:

     Address:    Lam Research Corporation
                 4650 Cushing Parkway
                 Fremont, CA 94538-6470 U.S.A.

     Attention:  Ms. Jan J. Kang
                 Director, General Counsel

     Telefax:    1-510-659-2876

     Telephone:  1-510-659-6467

If to the Representative Purchaser:

     Address:    ABN AMRO Bank N.V., Tokyo Branch
                 13F, Shiroyama JT Mori Building
                 4-3-1, Toranomon, Minato-ku
                 Tokyo 105, Japan

     Attention:  Structured Finance

     Telefax:    81-3-5405-6903/6902

     Telephone:  81-3-5405-6503

If to a Purchaser:

     at its address set out in Exhibit I attached hereto.

34.3 Unless specifically waived by the Representative Purchaser, each communication and document made or delivered by one person to another person pursuant hereto shall be in the English language or in Japanese accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

35.  Prior Understandings

35.1 This Agreement and the Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral, except the Existing Agreement.

36.  Pro Rata Sharing

36.1 In the event that any Purchaser shall have received an amount in excess of its ratable share of payments hereunder through the exercise of any lien, set-off or similar right or any voluntary payment by any Buyer, the Seller or the Collection Agent, such Purchaser shall promptly purchase for cash without recourse such participation in each other Purchaser's share of Purchased Receivables as will result in each Purchaser receiving its ratable share of the amount received through the exercise of such lien, set-off or similar right, or voluntary payment; provided that to the extent that such excess amount or any portion thereof is subsequently recovered from the purchasing Purchaser, its purchases from the other Purchasers shall be rescinded and the price repaid without interest; and provided further that if any Purchaser shall commence an action or proceeding in any court to collect the Purchased Receivables and as a result thereof, or in connection therewith, shall receive an amount in excess of its ratable share of payments hereunder, such Purchaser shall not be required to share any portion of such excess amount with a Purchaser which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to collect the Purchased Receivables in another court. Nothing herein contained shall in any way affect the right of any Purchaser to obtain payment of indebtedness of any Buyer, the Seller or the Collection Agent other than indebtedness hereunder.


                                     Part 15

                              LAW AND JURISDICTION

37.  Governing Law

37.1 This Agreement shall be governed by and construed in accordance with the laws of Japan.

38.  Jurisdiction

38.1 Each of the parties hereto irrevocably agrees that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such court.

38.2 Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the court referred to in Clause 38.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that such court is not a convenient or appropriate forum.

38.3 The submission to the jurisdiction of the court referred to in Clause 38.1 shall not (and shall not be construed so as to) limit the right of any party hereto to take proceedings against the other party in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

38.4 Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first before written.


The Seller and the Collection Agent

LAM RESEARCH CO., LTD.




By
  Name:
  Title:


The Representative Purchaser and Purchaser

ABN AMRO BANK N.V., TOKYO BRANCH




By
  Name:
  Title:



By
  Name:
  Title:

                                    EXHIBIT I

                             PURCHASER'S COMMITMENTS
                  (subject to the third sentence of Clause 2.1)


Purchaser(s) and their/its Address              Commitment(s)

ABN AMRO Bank N.V.                              yen6,000,000,000
Tokyo Branch
13F, Shiroyama JT Mori Building
4-3-1, Toranomon, Minato-ku
Tokyo 105
Telefax:  81-3-5405-6903/6902
Attention:  Structured Finance


                                          Total yen6,000,000,000

                               THE FIRST SCHEDULE

                       Description of Initial Receivables

                               THE SECOND SCHEDULE

     Part 1 : Conditions Precedent to the Initial Purchase

1. The receipt by the Representative Purchaser on or prior to the Initial Purchase Date, each in form and substance reasonably satisfactory to the Representative Purchaser, of:

     (a) a copy, certified as of the Initial Purchase Date as a true copy by a duly authorized officer of the Seller, of the resolutions of the Seller's board of directors approving:

          (i) the outright transfer of all the Seller's right, title and interest in and to the Initial Receivables; and

          (ii) the execution and delivery on behalf of the Seller (in such capacity and as the Collection Agent) of the Receivables Purchase Agreement, the Assignment and all other Transaction Documents to which the Seller is to be a signatory;

     (b) a copy, certified as of the Initial Purchase Date as a true copy by a duly authorized officer of the Seller, of the Articles of Incorporation of the Seller;

     (c) a certified copy, as of the date which is as close as practicably possible to the Initial Purchase Date, of a commercial registry of the Seller;

     (d) an incumbency certificate, certified as of the Initial Purchase Date by a duly authorized officer of the Seller, setting forth the name(s), title(s) and specimen signature(s) of individual(s) authorized to execute and deliver on behalf of the Seller (in such capacity and as the Collection Agent) the Receivables Purchase Agreement, the Seller Assignment and all other Transaction Documents to which the Seller is to be a signatory;

     (e)  the Guaranty, duly executed by the Guarantor;

     (f) a copy, certified as of the Initial Purchase Date as a true copy by a duly authorized officer of the Guarantor, of the resolution of the Guarantor's board of directors approving the execution and delivery on behalf of the Guarantor of the Guaranty and all other Transaction Documents to which the Guarantor is to be a signatory;

     (g) a copy, certified as of the Initial Purchase Date as a true copy by a duly authorized officer of the Guarantor, of the Certificate of Incorporation and the Bylaws of the Guarantor;

     (h) a good standing certificate from California and Delaware, as of the date which is as close as practicably possible to the Initial Purchase Date, of the Guarantor; (i) an incumbency certificate, certified as of the Initial Purchase Date by a duly authorized officer of the Guarantor, setting forth the names(s), title(s) and specimen signature(s) of individual(s) authorized to execute and deliver on behalf of the Guarantor the Guaranty and all other Transaction Documents to which the Guarantor is to be a signatory;

     (j) a copy, certified as of the Initial Purchase Date as a true copy by a duly authorized officer of the Seller, of the general terms and conditions of the Sales Agreements applicable to the Buyers relating to the Initial Receivables, or (if such written agreement does not exist) a certificate of a duly authorized officer of the Seller describing the agreed terms and conditions applicable to a particular Buyer(s);

     (k) such evidence as the Representative Purchaser may request to establish that the Initial Receivables are the Eligible Receivables;

     (l) such financial statements and other financial information for the Seller and the Guarantor as the Representative Purchaser may reasonably request;

     (m) opinions, dated the Initial Purchase Date and addressed to the Purchasers from (i) Nishimura & Partners, Japanese counsel to the Purchasers, in a form and substance reasonably satisfactory to the Representative Purchaser, (ii) Nagashima & Ohno, Japanese counsel to the Seller, substantially in the form of Part 1 of the Ninth Schedule and (iii) Ms. Jan J. Kang, counsel to the Guarantor, substantially in the form of
     Part 2 of the Ninth Schedule; and

     (n) such other instruments, agreements, certificates, opinions and other documents as the Representative Purchaser may reasonably request.

2. The receipt by the Representative Purchaser on or prior to the Initial Purchase Date, each in form and substance reasonably satisfactory to the Representative Purchaser, of either of following (a) or (b), as chosen by the
Seller:

     (a) (i) Disapplication of Prohibition of Assignment from a Buyer who owes an Initial Receivable, if it is required pursuant to the terms and conditions of the relevant Sales Agreement; and

          (ii) Perfection Document in relation to the assignment of each of the Initial Receivables; or

     (b)  Confirmation to Issue P/N from a Buyer who owes an Initial Receivable.

3. The representations and warranties contained in the Sixth Schedule (with respect to those provided for in Part 3 thereof, to the extent such representations and warranties relate to the Initial Receivables) being correct on and as of the Initial Purchase Date by reference to the facts and circumstances then existing.

4. The Seller having paid to ABN AMRO Bank N.V., San Francisco International Branch the arrangement fees pursuant to Clause 29.1 of the Receivables Purchase Agreement.

5. Neither a Termination Event nor a Potential Termination Event having occurred and remaining unremedied on the Initial Purchase Date.

6. No event having occurred and no condition existing which could have a Material Adverse Effect on the Seller, the Guarantor or the Collection Agent.


     Part 2 : Conditions Precedent to Subsequent Purchases

1. The receipt by the Representative Purchaser on or prior to the relevant Subsequent Purchase Date, each in form and substance reasonably satisfactory to the Representative Purchaser, of:

     (a) such evidence as the Representative Purchaser may reasonably request to establish that the relevant Accepted Receivable is the Eligible Receivable;

     (b) unless the same has been theretofore submitted to the Representative Purchaser, a copy, certified as of the relevant Subsequent Purchase Date as a true copy by a duly authorized officer of the Seller, of the general terms and conditions of the Sales Agreement applicable to the Buyer relating to the relevant Accepted Receivable, or (if such written agreement does not exist) a certificate of a duly authorized officer of the Seller describing the agreed terms and conditions applicable to such Buyer; and

     (c) such other instruments, agreements, certificates, opinions and other documents as the Representative Purchaser may reasonably request.

2. The receipt by the Representative Purchaser on or prior to the relevant Subsequent Purchase Date, each in form and substance reasonably satisfactory to the Representative Purchaser, of either of following (a) or (b), as chosen by the Seller:

     (a) (i) unless the same has been theretofore submitted to the Representative Purchaser, Disapplication of Prohibition of Assignment from the Buyer who owes the relevant Accepted Receivable, if it is required pursuant to the terms and conditions of the relevant Sales Agreement; and

          (ii) Perfection Document in relation to the assignment of the relevant Accepted Receivable; or

     (b) unless the same has been theretofore submitted to the Purchaser, Confirmation to Issue P/N from the Buyer who owes the relevant Accepted Receivable.

3. The representations and warranties contained in the Sixth Schedule (with respect to those provided for in Part 3 thereof, to the extent such representations and warranties relate to the relevant Accepted Receivable) being correct on and as of the relevant Subsequent Purchase Date by reference to the facts and circumstances then existing.

4. The Seller having performed its obligations (including, but not limited to, the payment of fees) in compliance with the Receivables Purchase Agreement.

5. Neither a Termination Event nor a Potential Termination Event having occurred and remaining unremedied on the relevant Subsequent Purchase Date.

6. No event having occurred and no condition existing which could have a Material Adverse Effect on the Seller, the Collection Agent or the Guarantor.

                               THE THIRD SCHEDULE

   Part 1 - Form of Seller Assignment of Initial Receivables

THIS ASSIGNMENT made on [the Initial Purchase Date]

BY:

(1)  Lam Research Co., Ltd. (the "Seller")

IN FAVOR OF:

(2) ABN AMRO Bank N.V., Tokyo Branch (the "Representative Purchaser") as representative of the Purchasers named in the Purchase Agreement (as defined below)

WITNESSES as follows:

1.   Interpretation

1.1 In this Assignment "Purchase Agreement" means the receivables purchase agreement dated December 26, 1997 between the Seller in its capacity as Seller, the Purchasers named therein, the Representative Purchaser and the Seller in its capacity as Collection Agent.

1.2 Terms defined in the Purchase Agreement have the same meaning in this Assignment.

1.3  Headings in this Assignment are for ease of reference only.

2.   Transfer

2.1 Subject to, and in accordance with, the terms and conditions of the Purchase Agreement, the Seller hereby sells and assigns to the Representative Purchaser (by way of outright assignment and not merely by way of security), for resale to the Purchasers pro rata according to their respective Designated Portion, all of the Seller's right, title and interest in and to an Initial Receivable (the "Assigned Receivable") specified in the Exhibit hereto, to all Collections thereof and to the Related Security relating thereto and all proceeds thereof. For the avoidance of doubt, the Seller assigns title to the underlying Equipment that is reserved to the Seller prior to the Acceptance to the Representative Purchaser, for the ratable benefit of the Purchasers, to secure the obligations of the Seller under Clause 10 and Clause 16 of the Purchase Agreement.

2.2 The Proposed Acceptance Date, the Proposed Credit Period and the Proposed Receivables Due Date for the Assigned Receivable shall be as follows:-

     (a)  Proposed Acceptance Date

          [                             ]
     (b)  Proposed Credit Period

          [                             ]

     (c)  Proposed Receivables Due Date

          [                             ]

     Upon the Syndicate Assignment relating to this Assignment being made, in accordance with Clause 4.1 of the Purchase Agreement, the Purchase Price of the Assigned Receivable shall be as follows:

          yen                for     ABN AMRO Bank N.V., Tokyo Branch

          yen                for

          yen                for


    Total yen

3.   Representations and Warranties

     The Seller hereby represents and warrants to the Representative Purchaser for itself and for the benefit of the Purchasers as of the date hereof in the terms set out in Clause 11 of the Purchase Agreement by reference to the fact and circumstances currently existing.

4.   Governing Law and Jurisdiction

4.1 This Assignment shall be governed by and construed in accordance with the laws of Japan.

4.2 The parties hereto agree that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment and, for such purpose, irrevocably submits to the jurisdiction of such court.

4.3 The parties hereto irrevocably waive any objection which they might now or hereafter have to the court referred to in Clause 4.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Assignment and agree not to claim that such court is not a convenient or appropriate forum.

4.4 The submission to the jurisdiction of the court referred to in Clause 4.2 shall not (and shall not be construed so as to) limit the right of either of the Seller, the Representative Purchaser or the Purchasers to take proceedings against the other(s) in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

4.5 Each of the Seller and the Representative Purchaser hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Assignment to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

Lam Research Co., Ltd.

By
  Name:
  Title:

ABN AMRO Bank N.V., Tokyo Branch

By
  Name:
  Title:

          Exhibit to the Assignment

                       Description of Assigned Receivable

(1)  Face Value

(2)  Name of Buyer

(3)  Description of Equipment Sold.

(4)  Date of Purchase Order

(5)  Date of Shipment

(6)  Payment Terms Including Whether Promissory Note Has Been or Is to be Issued

                             Part 2 - Form of Offer

To: ABN AMRO Bank N.V., Tokyo Branch, as Representative Purchaser for itself and on behalf of the Purchasers named in the Purchase Agreement (as defined below)

From:     Lam Research Co., Ltd., as Seller

Dated:    [            ]

Dear Sirs:

1. We refer to the Receivables Purchase Agreement dated December 26, 1997 (the "Purchase Agreement") between ourselves as Seller, the Purchasers named therein, the Representative Purchaser and ourselves as Collection Agent.

2. Terms defined in the Purchase Agreement shall have the same meaning herein.

3. We hereby offer for purchase by the Representative Purchaser, for resale to the Purchasers, on [ (the proposed date of assignment) ] an Additional Receivable(s), details of which are set out in the Exhibit hereto.

4. We hereby represent and warrant to you for yourself and for the benefit of the Purchasers as of the date hereof in the terms set out in Clause 11 of the Purchase Agreement by reference to the facts and circumstances currently existing.

Subject to the terms of the Purchase Agreement, this Offer constitutes an irrevocable offer by us binding us to assign and sell to the Representative Purchaser, for resale to the Purchasers, on the proposed date of assignment as specified above an ownership interest in the Receivable(s) referred to in this Offer.

Yours faithfully,

for and on behalf of
Lam Research Co., Ltd.

By
  Name:
  Title:



We accept the foregoing Offer for itself and on behalf of the Purchasers.

          Applicable Margin in respect of the Receivable(s) referred to in this
          Offer:

for and on behalf of
ABN AMRO Bank N.V., Tokyo Branch

By
  Name:
  Title:

                              Exhibit to the Offer

1.   Description of Offered Receivable

     (1)  Face Value

     (2)  Name of Buyer

     (3)  Description of Equipment Sold

     (4)  Date of Purchase Order

     (5) Payment terms as provided for in the Purchase Order

     (6)  Date of Shipment

     (7)  Whether Promissory Note Has Been or Is to be Issued

2.   Proposed Acceptance Date

     [                                  ]

3.   Proposed Credit Period

     [                                  ]

            Part 3 - Form of Seller Assignment of Accepted Receivable

THIS ASSIGNMENT made on [the relevant Subsequent Purchase Date]

By:

(1)  Lam Research Co., Ltd. (the "Seller")

IN FAVOR OF:

(2) ABN AMRO Bank N.V., Tokyo Branch (the "Representative Purchaser") as representative of the Purchasers named in the Purchase Agreement (as defined below)

WITNESSES as follows:

1.   Interpretation

1.1 In this Assignment "Purchase Agreement" means the receivables purchase agreement dated December 26, 1997 between the Seller in its capacity as Seller, the Purchasers named therein, the Representative Purchaser and the Seller in its capacity as Collection Agent.

1.2 Terms defined in the Purchase Agreement have the same meaning in this Assignment.

1.3  Headings in this Assignment are for ease of reference only.

2.   Transfer

2.1 Subject to, and in accordance with, the terms and conditions of the Purchase Agreement, the Seller hereby sells and assigns to the Representative Purchaser (by way of outright assignment and not merely by way of security), for resale to the Purchasers pro rata according to their respective Designated Portion, all of Seller's right, title and interest in and to an Accepted Receivable (the "Assigned Receivable") specified in the Exhibit hereto, to all Collections thereof and to the Related Security relating thereto and all proceeds thereof. For the avoidance of doubt, the Seller assigns title to the underlying Equipment that is reserved to the Seller prior to the Acceptance to the Representative Purchaser, for the ratable benefit of the Purchasers, to secure the obligations of the Seller under Clause 10 and Clause 16 of the Purchase Agreement.

2.2 The Proposed Acceptance Date, the Proposed Credit Period and the Proposed Receivables Due Date for the Assigned Receivable shall be as follows:-

     (a)  Proposed Acceptance Date

          [                                  ]

     (b)  Proposed Credit Period

          [                                  ]

     (c)  Proposed Receivables Due Date

          [                                  ]

     Upon the Syndicate Assignment relating to this Assignment being made, in accordance with Clause 8.1 of the Purchase Agreement, the Purchase Price of the Assigned Receivable shall be as follows:

          yen                for     ABN AMRO Bank N.V., Tokyo Branch

          yen                for

          yen                for

    Total yen

3.   Representations and Warranties

     The Seller hereby represents and warrants to the Representative Purchaser for itself and for the benefit of the Purchasers as of the date hereof in the terms set out in Clause 11 of the Purchase Agreement by reference to the fact and circumstances currently existing.

4.   Governing Law and Jurisdiction

4.1 This Assignment shall be governed by and construed in accordance with the laws of Japan.

4.2 The parties hereto agree that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment and, for such purpose, irrevocably submits to the jurisdiction of such court.

4.3 The parties hereto irrevocably waive any objection which they might now or hereafter have to the court referred to in Clause 4.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Assignment and agree not to claim that such court is not a convenient or appropriate forum.

4.4 The submission to the jurisdiction of the court referred to in Clause 4.2 shall not (and shall not be construed so as to) limit the right of either of the Seller, the Representative Purchaser or the Purchasers to take proceedings against the other(s) in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

4.5 Each of the Seller and the Representative Purchaser hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this

     Assignment to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

Lam Research Co., Ltd.

By
  Name:
  Title:

ABN AMRO Bank N.V., Tokyo Branch

By
  Name:
  Title:

                            Exhibit to the Assignment

                       Description of Assigned Receivable

(1)  Face Value

(2)  Name of Buyer

(3)  Description of Equipment Sold

(4)  Date of Purchase Order

(5)  Date of Shipment

(6)  Payment Terms Including Whether Promissory Note Has Been or Is to be Issued

        Part 4 - Form of Reassignment of Receivables

THIS ASSIGNMENT made on [date]

By:

(1) ABN AMRO Bank N.V., Tokyo Branch ("ABN AMRO") for and on behalf of the Purchasers named in the Purchase Agreement (as defined below)

IN FAVOR OF:

(2)  Lam Research Co., Ltd. ("Lam Japan")

WITNESSES as follows:

1.   Interpretation

1.1 In this Assignment "Purchase Agreement" means the receivables purchase agreement dated December 26, 1997 between the Seller in its capacity as Seller, the Purchasers named therein, the Representative Purchaser and the Seller in its capacity as Collection Agent.

1.2 Terms defined in the Purchase Agreement have the same meaning in this Agreement unless otherwise defined herein.

1.3  Headings in this Assignment are for ease of reference only.

2.   Transfer

2.1 Subject to, and in accordance with, the terms and conditions of the Purchase Agreement, ABN AMRO on behalf of the Purchasers hereby sells and assigns to Lam Japan (by way of outright assignment and not merely by way of security, and without any representation or warranty on the part of ABN AMRO or the Purchasers except for the representation set out in Clause 2.2) all of each Purchaser's pro rata share of right, title and interest in and to a Receivable (the "Assigned Receivable") specified in the Exhibit hereto, to all Collections thereof and to the Related Security relating thereto and all proceeds thereof (including without limitation title to the underlying Equipment that has been assigned to the Representative Purchaser).

2.2 ABN AMRO on behalf of the Purchasers hereby represents and warrants to Lam Japan that as of the date hereof no Purchaser has sold, transferred, assigned, created security interest over or otherwise disposed of the Assigned Receivable.

3.   Governing Law and Jurisdiction

3.1 This Assignment shall be governed by and construed in accordance with the laws of Japan.

3.2 The parties hereto agree that the Tokyo District Court shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment and, for such purpose, irrevocably submits to the jurisdiction of such court.

3.3 The parties hereto irrevocably waive any objection which they might now or hereafter have to the court referred to in Clause 3.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Assignment and agree not to claim that such court is not a convenient or appropriate forum.

3.4 The submission to the jurisdiction of the court referred to in Clause 3.2 shall not (and shall not be construed so as to) limit the right of any of ABN AMRO, the Purchasers or Lam Japan to take proceedings against other(s) in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.


AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

ABN AMRO Bank N.V., Tokyo Branch
  for and on behalf of the Purchasers

By
  Name:
  Title:

Lam Research Co., Ltd.

By
  Name:
  Title:

                            Exhibit to the Assignment

                       Description of Assigned Receivable

(1)  Face Value or Revised Face Value

(2)  Name of Buyer

(3)  Description of Equipment Sold

(4)  Date of Purchase Order

(5)  Date of Shipment

THE FOURTH SCHEDULE

                            Part 1 : Eligible Buyers

"Eligible Buyers" means those Buyers which are listed below or approved by the Representative Purchaser with the consent of all the Purchasers to be added to such list and notified to the Seller as such, provided that any of such Buyers is not an Eligible Buyer insofar as:-

     (i) if such Buyer is given a rating in respect of its long-term unsecured and unsubordinated debt by any of the recognized rating agencies, any of such ratings is below (and not) "A"; or

     (ii) if such Buyer is not so given a rating, the Representative Purchaser has determined in its sole discretion and notified to the Seller that such Buyer is ineligible based on its assessment of creditworthiness of such Buyer and has not altered such determination and notified the Seller to that effect, and provided further that any Eligible Buyer is subject to such concentration limits as may be established from time to time by the Representative Purchaser.


                         List of Initial Eligible Buyers

          Fijitsu Ltd.
          Hitachi, Ltd.
          Matsushita Electric Industrial Co., Ltd.
          Sharp Corporation
          SONY Corporation
          TOSHIBA Corporation


                          Part 2 : Eligible Receivables

"Eligible Receivables" are Receivables which:

1.   have arisen under a Sales Agreement;

2.   were originated in the Seller's ordinary course of business;

3.   are obligations of the Eligible Buyers;

4.   are payable in Yen;

5.   are not overdue and in relation to which the Buyer is solvent;

6. are debts, the rights in which can be transferred by way of sale and assignment to the Purchasers pursuant to this Agreement;

7.   are legally and beneficially owned by the Seller;

8. are free and clear of any liens, or other encumbrances exercisable against the Seller or the Purchaser;

9.   are not subject to withholding taxes;

10. have been created in compliance with all applicable laws and all required consents, approvals and authorizations have been obtained in respect thereof;

11. subject to the terms and conditions of the relevant Sales Agreement, constitute an unconditional and irrevocable obligation of the Eligible Buyer to pay the full sum of the Face Value of such Receivable;

12. subject to the terms and conditions of the relevant Sales Agreement, constitute legal, valid, binding and enforceable obligations of Eligible Buyer to pay the full sum of the Face Value of such Receivable subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and are not subject to any defense, dispute, counterclaim or discount;

13. are Receivables the sale and assignment of which will not violate any law or any agreement by which the Seller or any of its assets may be bound;

14. are Receivables arising out of the sale of the Equipment in relation to which the Shipment has occurred; and

15. are Receivables, in connection with the sale and assignment of which no further act, condition or thing will be required to be done to enable the Purchasers to require payment of such Receivable or the enforcement of any such right in any court other than (i) the due performance by the Seller of the terms and conditions of the relevant Sales Agreement and (ii) obtaining the Buyer's Disapplication of Prohibition of Assignment (if applicable) and obtaining from or delivering to the Buyer the Perfection Document.

In addition, the Proposed Acceptance Date for an Eligible Receivable shall not be later than the date which is two hundred seventy (270) days after the date of Shipment of the Equipment, and the Proposed Credit Period for an Eligible Receivable shall not be longer than two hundred twenty-five (225) days.

          THE FIFTH SCHEDULE

                               Termination Events

1. The Seller (in that capacity or in its capacity as the Collection Agent) or the Guarantor is in breach of any of its obligations under this Agreement, the Guaranty or any of the Transaction Documents and such breach is not remedied, if it is capable of being remedied, within five (5) Business Days (in the case of the obligation to pay monies) or twenty (20) Business Days (in the case of other obligations).

2. Either of the Seller or the Guarantor goes into the Insolvency Event or becomes unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or ceases to carry on its business.

3. Any representation or warranty referred to in Part 1 or Part 2 of the Sixth Schedule or in paragraph 3 of the Guaranty is incorrect when made or deemed to be made.

4. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof makes it unlawful or impossible for any party hereto or the Guarantor to perform its obligation under this Agreement, the Guaranty or any of the Transaction Documents.

5. The Seller or the Guarantor fails to pay any Debt in the aggregate amount in excess of ten million U.S. dollars (US$10,000,000)(or its equivalent in any other currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any such Debt or any other event occurs and continues after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

6. A material adverse change occurs in the financial condition of the Seller or the Guarantor in relation to the Original Financial Statements of the Seller or the Guarantor, as the case may be, which has had or can reasonably be expected to have a Material Adverse Effect.

                               THE SIXTH SCHEDULE

                  Part 1 : Representations as to Matters of Law

1. The Seller (in such capacity or, as the case may be, as the Collection Agent, in such status being referred to in Part 1 and 2 of this Sixth Schedule merely as the "Seller") is a corporation duly organized and is validly existing under the laws of Japan with power to enter into this Agreement and each assignment to be entered into by it in respect of any Receivables assigned or scheduled to be assigned pursuant hereto and to exercise its rights and perform its obligations hereunder and thereunder and all corporate and other action required to authorize its execution of this Agreement and each such assignment and its performance of its obligations hereunder and thereunder has been duly taken. All of the issued and outstanding shares of the Seller is legally and beneficially owned by the Guarantor directly.

2. The Seller has corporate power and all governmental licenses, authorizations, consents and approvals to carry on its business in Japan.

3. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation or its Articles of Incorporation or other internal regulations or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or any of its assets.

4. Under the laws of Japan in force as at the date of making this representation, the claim of the Purchaser against the Seller under this Agreement will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency or other similar laws of general application.

5. In any proceedings taken in Japan in relation to this Agreement or any Seller Assignment, the Seller will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

6. In any proceedings taken in Japan in relation to this Agreement or any Seller Assignment, the choice of Japanese law by the Seller as the governing law of this Agreement or, as the case may be, such Seller Assignment will be recognized and enforced subject to bankruptcy, insolvency, moratorium or other similar laws affecting creditor's rights generally and to principles of equity.

7. All acts, conditions and things required to be done, fulfilled and performed by the Seller in order (a) to enable the Seller lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement or in any Assignment, (b) to ensure that the obligations expressed to be assumed by the Seller in this Agreement or in any Assignment are legal, valid and binding on it and
     (c) to make this Agreement and each Assignment admissible in evidence in Japan have been done, fulfilled and performed.

8. Under the laws of Japan in force as at the date of making this representation, it is not necessary that this Agreement or any Assignment be filed, recorded or enrolled with any court or other authority in Japan or that any stamp, registration or similar tax be paid on or in relation to this Agreement or such Assignment, save for the payment of stamp duty on this Agreement or any Assignment under any applicable law.

9. The obligations expressed to be assumed by the Seller in this Agreement and in each Assignment are legal and valid obligations binding on it and enforceable in accordance with their respective terms.

                 Part 2 : Representations as to Matters of Fact

1. The Seller has not taken any corporate action nor have legal proceedings been started or threatened (to the best of its knowledge and belief) against the Seller for its winding-up, dissolution, rehabilitation or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar office of it or of any or all of its assets or revenues.

2. No action or administrative proceeding of or before any court or agency has been started or threatened against the Seller which might, if it were adversely determined, reasonably be expected to have a Material Adverse Effect.

3. The Original Financial Statements of the Seller were prepared in accordance with accounting principles generally accepted in Japan and consistently applied and give (in conjunction with the notes thereto) a true and fair view of its financial condition at the date as of which they were prepared and the results of its operations during the financial year then ended.

4. Since publication of the Original Financial Statements of the Seller, there has been no change in its financial condition or operations of the Seller so as to have a Material Adverse Effect.

                Part 3 : Representations relating to Receivables

1. Each Purchased Receivable is an Eligible Receivable owed by an Eligible Buyer with the Face Value specified in the relevant Seller Assignment or (if applicable) the Revised Face Value, subject to the applicable statute of limitations.

2. The assignment of each Purchased Receivable in the manner herein contemplated will be effective to pass to the

     Purchasers full and unencumbered title thereto and the benefit thereof and no further act, condition or thing will be required to be done in connection therewith to enable the Purchasers to require payment of any such Purchased Receivable or the enforcement of any such right in the courts of Japan.

3. In all material respects the Seller has performed and is in compliance with the terms of the Sales Agreement relating to each Purchased Receivable.

4. The governing law of the Sales Agreement relating to each Purchased Receivable is Japanese law.

5. The Buyer owing each of the Purchased Receivables has, where required by the general terms and conditions of the relevant Sales Agreement, validly given the Disapplication of Prohibition of Assignment, except for the Purchased Receivables for which the conditions precedent set out in Paragraph 2(b) of Part 1 or Part 2, as the case may be, of the Second Schedule have been chosen or the conditions precedent set out in Paragraph 2 of Part 1 or Part 2, as the case may be, have been waived by the Representative Purchaser.

                              THE SEVENTH SCHEDULE

               Covenants and Undertakings of the Collection Agent

The Collection Agent hereby covenants with the Representative Purchaser and the Purchasers that it shall at all times:

     (i) give such time and attention and exercise the same degree of care, responsibility, diligence, prudent and skill with respect to the servicing, collection and administration of the Purchased Receivables and all related functions as if it were performing such functions on its own behalf;

     (ii) take all reasonable action as to ensure that all Purchased Receivables are paid promptly into the Collection Account in accordance with the terms of this Agreement and the related Sales Agreement;

     (iii) not take any steps which have the effect of in any manner disposing of any right or interest to or in, or transferring or withdrawing any amount from, the Collection Account otherwise than in accordance with this Agreement;

     (iv) keep proper, complete, accurate and up to date Records in a manner reasonably acceptable to the Representative Purchaser;

     (v) keep and maintain Records, on a Receivable-by-Receivable basis, for the purposes of identifying, in particular, at any time, any amount paid by and to each Buyer, any amount due by or to a Buyer and the source of receipts which are paid into the Collection Account;

     (vi) permit audit and inspection under its guidance of its Records by or on behalf of the Representative Purchaser during normal working hours upon reasonable notice and with reasonable frequency;

     (vii) notify the Representative Purchaser of material developments in the Seller's performance of its obligations under the Sales Agreements, including, but not limited to, the Shipment, the Acceptance and the Partial Acceptance of the Equipment and the refusal thereof by the Buyers;

     (viii) notify the Representative Purchaser of the Scheduled Receivables Due Date and (if applicable) the Revised Face Value promptly after it is confirmed between the Seller and the relevant Buyer and, if the payment by the Buyer of the relevant Purchased Receivable is known to be made on the date which is not the Scheduled Receivables Due Date, notify the Representative Purchaser of such date of payment at least two Business Days prior to the Scheduled Receivables Due Date or such date of payment, whichever comes earlier;

     (ix) use its best endeavors to maintain records of all correspondence with the Buyer in respect of the Purchased Receivables;

     (x) promptly obtain, comply in all material respects with the terms of and do all that is necessary and within its control to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of Japan to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement;

     (xi) do all things necessary to remain duly organized, validly existing under the laws of Japan and maintain all requisite authority to conduct its business in Japan;

     (xii) comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject;

     (xiii) maintain sufficient operating procedures, employees and other resources to perform its obligations as Collection Agent hereunder; and

     (xiv) submit to the Representative Purchaser a monthly report relating to the Purchased Receivables and the Buyer owing them in such a form as is reasonably requested by the Representative Purchaser.

                               THE EIGHTH SCHEDULE

                                Form of Guaranty

                               THE NINTH SCHEDULE

                   Part 1: Form of Opinion of Nagashima & Ohno



                                                        , 1997


ABN AMRO Bank N.V.
Tokyo Branch
Shiroyama JT Mori Building
3-1, 4-chome, Toranomon
Minato-ku, Tokyo 105
(the "Representative Purchaser")
and each of the Purchasers named
in the Agreement (as defined below)


Dear Sirs:

     We have acted as Japanese counsel to Lam Research Co., Ltd., a Japanese corporation (the "Seller"), in connection with the preparation, execution and delivery of the Receivables Purchase Agreement dated as of December 26, 1997 (the "Agreement") among the Seller, the Purchasers named therein, the Representative Purchaser, and Lam Research Co., Ltd. as Collection Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. In this opinion, Lam Research Co., Ltd. in its capacity as the Seller and as the Collection Agent is referred to merely as "Lam."

     In rendering the opinions expressed herein, we have examined a photostatic copy of the executed original of the Agreement, a certificate from the representative director of Lam, and such corporate records and other documents, and have made such investigations of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to factual matters, however, we have solely relied upon the above-described certificate, and have not conducted any independent examination or investigation with respect to any factual matters, including those contained in said certificate.

     For the purposes of rendering this opinion, we have assumed without independently verifying:

(A) the genuineness of all seal impressions and signatures on documents that we have examined, and the authenticity and completeness of all documents submitted to us as originals or copies of originals;

(B) the exact conformity to complete original documents of all documents submitted to us as copies;

(C) the Representative Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the kingdom of Netherlands, and the Tokyo branch of the Representative Purchaser has full and complete corporate power and authority to execute and deliver, and to perform its obligations under the Agreement;

(D) the execution and delivery of the Agreement by the Representative Purchaser and the Purchasers, and the performance by the Representative Purchaser and the Purchasers of their obligations under the Agreement, have been duly authorized by all necessary corporate action; and

(E) the Agreement and all other documents submitted to us have been duly executed and delivered by or on behalf of all persons and entities that are signatories thereto (other than Lam).

     Based upon and subject to the foregoing, and further subject to the qualifications hereinafter set forth, we are of the opinion that:

1. Lam is a corporation validly existing under the laws of Japan with corporate power to enter into the Agreement and each Seller Assignment and to exercise its rights and perform its obligations under the Agreement and each Seller Assignment, and all corporate action required to authorize its execution of the Agreement and each Seller Assignment and its performance of its obligations thereunder has been duly taken.

2. Lam has corporate power and all governmental license, authorizations, consents and approvals necessary to carry on its business currently conducted in Japan.

3. There is no consent, approval, order or authorization of, or registration, filing, recordation or enrollment with, or giving of prior notice to, any Japanese governmental body or agency or any Japanese court required with respect to the execution, delivery and performance of the Agreement by Lam. The execution, delivery and performance of the Agreement by Lam do not contravene any provision of applicable laws of Japan or Lam's Articles of Incorporation or other internal regulations.

4. The claims of the Representative Purchaser and the Purchasers against Lam under the Agreement will rank at least pari passu with the claims of all of Lam's other unsecured creditors.

5. In any legal proceedings taken in Japan in relation to the Agreement or any Seller Assignment, Lam will not be entitled to claim for itself or any of its assets sovereign immunity from suit, execution, attachment or other legal process.

6. The choice of Japanese law to govern the Agreement is a valid choice of law, and the submission by Lam to the jurisdiction of the Tokyo District Court is a valid submission to the jurisdiction of such court as a court of first instance, except in cases where other courts in Japan have exclusive jurisdiction.

7. Save for Japanese stamp duties, no similar taxes are payable in respect of the execution and delivery of the Agreement or any Seller Assignment.

8. The Agreement has been duly executed and delivered by Lam, and the obligations expressed to be assumed by Lam in the Agreement are legal and valid obligations binding on Lam and enforceable against Lam in accordance with their respective terms.

     Our opinions set forth herein are subject to the following qualifications and limitations:

(a)  we express no opinion as to:

     (i) except as set forth in paragraph 7, compliance with or the effect of any tax law; or

     (ii) the availability of specific performance, injunctive relief, or any other similar remedy;

(b) the opinions expressed above are subject to limitation by statute of limitation, appropriate court procedures and the full discretion of the court, which must consider the public order and good morals doctrine and the abuse of rights doctrine;

(c) the legality, validity, binding nature and enforceability of the Agreement may be limited by the application of:

     (i) bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the rights, powers, privileges, remedies and/or interests of creditors generally; or

     (ii) the Interest Rate Restriction Law, Risoku Seigen Ho (the "Interest Rate Law"). Under the Interest Rate Law, the maximum rate of interest per annum recoverable by action in the courts of Japan is as set forth below:

          Principal Amount                   Interest Rate (%)

          Less than yen100,000                        20

          yen100,000 or more but                      18
          less than yen1,000,000

          yen1,000,000 or more                        15

          The Interest Rate Law further provides that if any stipulated default interest amount sought to be recoverable by action in the courts of Japan exceeds double the amount calculated in accordance with the interest rate set forth above, the right of the party seeking recovery to recover an amount in excess of double the amount as calculated above shall be unenforceable;

(d) we express no opinion on any provision in the Agreement requiring written amendments and waivers of the Agreement insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties or by a duly authorized agent; and

(e)  the court may not give full effect to an indemnity for legal costs.

     We are members of the bar of Japan and, with your permission, our opinion is limited to the laws of Japan.

     This opinion is given as of the date hereof and only for the benefit of the addressees and on the basis that it will be relied upon only by such addressees and will not be disclosed to any third party other than such addressees' professional advisers.

                                   Very truly yours,

                     Part 2: Form of Opinion of Jan J. Kang



                                                        , 1997


ABN AMRO Bank
Tokyo Branch
Shiroyama JT Mori Building
3-1, 4-chome, Toranomon
Minato-ku, Tokyo 105
(the "Representative Purchaser")
and each of the Purchasers named
in the Agreement (as defined below)

Dear Sirs:

     I am senior counsel for Lam Research Corporation, a Delaware corporation (the "Guarantor"), in connection with its preparation, execution and delivery of the Guaranty (the "Guaranty") dated as of December 26, 1997 in relation to the Receivables Purchase Agreement dated as of December 26, 1997 (the "Agreement") among the Purchasers named therein, the Representative Purchaser and Lam Research Co., Ltd., a Japanese corporation, as Seller and Collection Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Guaranty or the Agreement.

     Based on my examination of such corporate records, certificates and other documents and questions of law as I have considered necessary or appropriate, it is my opinion that:

1. The Guarantor is a corporation duly organized and is validly existing and in good standing under the laws of the state of Delaware with power to enter into the Guaranty and to exercise its rights and perform its obligations thereunder and all corporate and other action required to authorize its execution of the Guaranty and its performance of its obligations thereunder has been duly taken.

2. The execution, delivery and performance of the Guaranty and the transactions contemplated thereby by the Guarantor require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency, court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation or its constitutive documents or other internal regulations or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or any of its assets.

3. The claim of the Representative Purchaser and the Purchasers against the Guarantor under the Guaranty will rank at least pari passu with the claims of all its other unsecured creditors.

4. In any proceedings taken in the United States in relation to the Guaranty, the choice of California law by the Guarantor as the governing law of, and the submission to jurisdiction under, the Guaranty will be recognized and enforced.

5. The obligations expressed to be assumed by the Guarantor in the Guaranty are legal and valid obligations binding on it and enforceable in accordance with its terms.

6. No deduction or withholding (whether on account of tax or otherwise) will be required from any payment by the Guarantor arising out of or under the Guaranty.

     For purposes of this opinion, I have assumed:

     (i) the authenticity and completeness of all documents submitted to us as copies;

     (ii)  the authenticity of all signatures and seals of parties; and

     (iii) the conformity to complete original documents of all documents submitted to us as copies or facsimiles.

     This opinion must be read subject to the following qualifications:

     (a) I neither express nor imply any opinion as to laws other than the laws of the United States, the laws of the State of California and the General Corporation Law of the State of Delaware as at the date of this opinion.

     (b) Enforcement may be limited by any laws from time to time in effect relating to bankruptcy, insolvency, liquidation, receivership, reconstruction, reorganization, moratorium or other similar laws affecting creditors' rights generally.

     This opinion is given solely for your benefit, and except with my prior written consent is not to be disclosed to or relied on by any other person. This opinion is limited to the matters stated herein and is not to be construed as extending by implication to any other matter.

                                   Very truly yours,

                               THE TENTH SCHEDULE

                          Form of Transfer Certificate



To:  ABN AMRO Bank N.V.
     Tokyo Branch
     as Representative Purchaser

     Attention:  Structured Finance



                              TRANSFER CERTIFICATE


Reference is made to the Receivables Purchase Agreement (as from time to time amended, modified, renewed or supplemented, the "Purchase Agreement") dated December 26, 1997 among Lam Research Co., Ltd. as Seller, banks and other institutions named therein as Purchasers, ABN AMRO Bank N.V., Tokyo Branch as Representative Purchaser, and Lam Research Co., Ltd. as Collection Agent.

1. Words and expressions defined in the Purchase Agreement shall, subject to any contrary indication, have the same respective meanings herein. The terms Purchaser, Transferee, Transfer Date, Purchaser's Participation and Amount Transferred are defined in the schedule hereto.

2. The Purchaser confirms that the Purchaser's Participation is an accurate summary of its participation in the Purchase Agreement and the Assignments and requests the Transferee to accept and procure the transfer to the Transferee of rights and obligations of the Purchaser in respect of a percentage of the Purchaser's Participation (equal to the percentage that the Amount Transferred is of the aggregate of the component amounts (as set out in the schedule hereto) of the Purchaser's Participation) by counter-signing and delivering this Transfer Certificate to the Representative Purchaser at its address for the service of notices specified in the Purchase Agreement.

3. The Transferee hereby requests the Representative Purchaser to accept this Transfer Certificate as being delivered to the Representative Purchaser pursuant to and for the purposes of Clause 30.4 of the Purchase Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms of the Purchase Agreement.

4. The Transferee warrants that it has received a copy of the Purchase Agreement and the other Transaction Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Purchaser, the Representative Purchaser or any other party to the Purchase Agreement (other than the Seller and the Collection Agent) to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any of the Transaction Documents or of any such information and further agrees that it has not relied and will not rely on the Purchaser, the Representative Purchaser or any other party to the Purchase Agreement (other than the Seller and the Collection Agent) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Seller, the Guarantor, any Buyer or any other party to the Transaction Documents.

5. The Transferee hereby undertakes with the Purchaser and each of the other parties to the Purchase Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Purchase Agreement will be assumed by it after delivery of this Transfer Certificate to the Representative Purchaser and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect and expressly agrees to the terms of each of the Transaction Documents.

6. None of the Purchaser, the Representative Purchaser or any other party to the Purchase Agreement (other than the Seller and the Collection Agent) makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document nor assumes any responsibility for the financial condition of the Seller, any Buyer or any other party to the Transaction Documents or for the performance and observance by the Seller or any other person of any of its obligations under the Purchase Agreement or any other Transaction Document and any and all such representations and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Purchaser hereby gives notice that nothing herein or in the Purchase Agreement or any other Transaction Document shall obligate the Purchaser to
     (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Purchase Agreement and the Assignments transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Seller, any Buyer or any other party to the Transaction Documents of its obligations thereunder. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

8. The Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Japan.


                                    Schedule

1.   Purchaser:

2.   Transferee:

3.   Transfer Date:

4.   Purchaser's Participation:

     Purchaser's Available         Purchaser's Portion
     Commitment                    of the Purchased
                                   Receivables

     yen                             yen

5.   Amount Transferred: yen

[Transferor Purchaser]             [Transferee Purchaser]

By                                 By
  Name:                              Name:
  Title:                             Title:


Date:                              Date:


                                   [Address and Notice Details]



Acknowledged.

ABN AMRO Bank N.V.
Tokyo Branch

By
  Name:
  Title:yen